   As filed with the Securities and Exchange Commission on January 31, 2000
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                          INVENTA TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                            7371                          77-0217480
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                        255 Shoreline Drive, Suite 200
                           Redwood Shores, CA 94065
                                (650) 413-1100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                               David A. Lavanty
                     President and Chief Executive Officer
 Inventa Technologies, Inc. 255 Shoreline Drive, Suite 200 Redwood Shores, CA
                             94065 (650) 413-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

            Michael J. O'Donnell                          Richard Capelouto
             Richard L. Picheny                             Daniel Clivner
      Wilson Sonsini Goodrich & Rosati                Simpson Thacher & Bartlett
          Professional Corporation                 3373 Hillview Avenue, Suite 250
             650 Page Mill Road                          Palo Alto, CA 94304
            Palo Alto, CA 94304                             (650) 251-5000
               (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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          Title of Each Class of            Proposed Maximum Offering          Amount of
        Securities to be Registered                   Price                 Registration Fee
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Common Stock $0.001 par value.............         $60,000,000                 $15,840.00
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated          , 2000

PROSPECTUS

                                        Shares

                                 [Inventa Logo]

                                  Common Stock

--------------------------------------------------------------------------------

 This is our initial public offering of shares of common stock. We are offering shares. No public market currently exists for our shares.

   We have applied to list the shares on the Nasdaq National Market under the symbol "INVA."

     Investing in our shares involves risks. Risk Factors begin on page 5.

                                                              Per Share  Total
                                                              --------- --------
Public Offering Price........................................  $        $
Underwriting Discount........................................  $        $
Proceeds to Inventa..........................................  $        $

We have granted the underwriters a 30-day option to purchase up to additional shares of common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

At our request, the underwriters have reserved up to 12% of the common stock offered in this prospectus for sale at the initial public offering price to our directors, prior investors and other persons associated with Inventa.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

              First Union Securities, Inc.

                                                        Friedman Billings Ramsey

         , 2000

                            ARTWORK AND DIAGRAMS


                         [TO BE FILED BY AMENDMENT]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  27

                                                                            Page
                                                                            ----
Management.................................................................  37
Certain Relationships and Related Transactions.............................  45
Principal Stockholders.....................................................  46
Description of Capital Stock...............................................  48
Shares Eligible for Future Sale............................................  52
Underwriting...............................................................  54
Legal Matters..............................................................  57
Experts....................................................................  57
Additional Information.....................................................  57
Index to Financial Statements.............................................. F-1


                             ABOUT THIS PROSPECTUS

   Investors should rely only on the information contained in this prospectus. Inventa and the underwriters have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This preliminary prospectus is subject to completion prior to this offering.

   The Inventa name is a registered trademark of Inventa Technologies, Inc. In addition, Inventa has filed for trademark registration of the Inventa logo, "LightSpeed," "i2K," "eSales" and "eCare." This prospectus also includes trademarks and tradenames of other parties.

   Until        , 2000, all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Except as otherwise indicated, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised and that all shares of our outstanding preferred stock are converted into our common stock.

                           Inventa Technologies, Inc.

Our Business

   We are a leading Internet professional services firm providing business-to-business, or B2B, e-Commerce solutions to Global 2000 companies and emerging digital businesses. We architect, engineer, integrate and support complex B2B digital exchanges and digital customer relationship management solutions. Digital exchanges are electronic marketplaces that enable businesses to dynamically collaborate with trading partners, conduct e-Commerce, manage distribution relationships and enhance business partnerships. Digital customer relationship management, or DCRM, is an Internet-based approach to coordinating a company's customer relationships across communications channels, business functions and trading partners.

   We focus exclusively on engineering B2B e-Commerce solutions for our clients. We believe our early vision, B2B experience and methodologies are unique in the Internet professional services sector and enable us to rapidly and efficiently architect and implement advanced Internet solutions for our clients. In 1999, our clients included Automatic Data Processing, Inc., Cadence Design Systems, Inc., ePolicy.com, Fujitsu PC Corporation, Pure Markets Corporation, Siemens Corporation and Trade Pacific Investments Limited, or tradepac.com.

   Examples of the solutions we have engineered for our clients include:

  . Citigroup, Inc.--a DCRM solution for the bank's private client group that supports the provision of investment services and enables personalized account management and associated financial transactions

  . GoTo.com, Inc.--a DCRM solution that supports comprehensive customer case management and customer self-service and allows frequently asked questions to be accessed in real time

  . Pure Markets--a financial services digital exchange focused on commercial leasing that provides for online bid management, leasing transactions and business process automation

  . tradepac.com--a digital exchange for inventory liquidation used to auction goods and match buyers worldwide with sellers from the Asia-Pacific region

Our Solution

   We deliver our services through multi-disciplinary teams of talented professionals with extensive experience in business process analysis, project management and software engineering. Our professionals create scalable, reliable and integrated business solutions using our proprietary LightSpeed delivery model and i2K architectural framework. Our solutions optimize the engineering of B2B e-Commerce systems by utilizing an iterative design process focused on integrating legacy applications with emerging digital technologies.

   Our B2B e-Commerce systems are engineered to facilitate:

  . integration of complex Internet and legacy technologies with multiple business processes within a company and with its trading partners' systems

  . integration of multiple databases to allow the multi-directional flow of information

  . improved performance and response time to support real-time access by trading partners from a variety of technology platforms

  . flexibility in accommodating the variety of contractual relationships, processes and payment methods that exist between businesses

   We have also productized our services into two offerings, eCare and eSales. eCare is our Internet-based customer care offering developed to enable our clients to provide high-quality customer interaction and improve customer retention. eSales is our Internet-based sales offering developed to help clients generate revenue through Internet-based channels and to streamline the purchasing process. We believe our productized services allow us to leverage our extensive experience in providing B2B solutions, reduce our project risk and speed time-to-market for our clients.

Our Market Opportunity

   Businesses are increasingly using B2B e-Commerce to enhance their competitive positions by improving operating efficiencies, strengthening their trading partner relationships and identifying and capitalizing on emerging digital business opportunities. Developing and supporting B2B e-Commerce systems requires substantial expertise in the design of new business processes and systems that integrate with existing operations, selection of the appropriate Internet technologies and management of the implementation process to meet the time-to-market needs characteristic of today's competitive business environment. Many businesses lack this expertise. As a result, an increasing number of businesses, from start-ups to Global 2000 companies, engage third-party Internet professional services firms to help them design and implement B2B e-Commerce solutions. International Data Corporation, or IDC, estimates that the market for Internet professional services will grow from $7.8 billion in 1998 to $78.6 billion in 2003, representing a 59% compound annual growth rate. We believe the B2B e-Commerce segment of the Internet professional services market is underserved and is large and growing faster than the overall market.

Our Strategy

   Our strategy is to enhance our position and reputation as a leading provider of B2B e-Commerce solutions to Global 2000 companies and emerging digital businesses. The key elements of our growth strategy are to:

  . maintain our exclusive B2B e-Commerce focus

  . maintain our technology leadership by pursuing highly complex engagements

  . continue to productize our services by introducing new offerings that target other business processes

  . hire, train and retain professionals and maintain a culture that fosters innovation

  . leverage our reputation for client satisfaction and innovation to attract new engagements from both new and existing clients

                                  The Offering

Common stock offered by Inventa..       shares

Common stock outstanding after
 this offering...................       shares

Use of proceeds..................  General corporate purposes, including reducing outstanding debt of approximately
                                   $4.0 million; increasing our recruiting
                                   capabilities; expanding our sales and
                                   marketing capabilities; increasing our brand
                                   awareness; investing in our internal systems
                                   and processes; opening new offices; and
                                   pursuing selected strategic investments or
                                   acquisitions.

Proposed Nasdaq National Market
 symbol..........................  "INVA"


   Common stock outstanding after this offering:

  . is based on the number of shares outstanding as of       , 2000

  . assumes the conversion of all outstanding shares of series A, B, C and D
    preferred stock into an aggregate of      shares of common stock, which
    will automatically occur at the closing of this offering

  . includes      shares of common stock to be issued to holders of Series D preferred stock in a private placement to be made contemporaneously with this offering at the initial offering price less the underwriting discount

  . excludes      shares of common stock issuable upon the exercise of stock
    options outstanding at       , 2000, at a weighted average exercise price
    of $   per share

  . excludes      shares of common stock reserved for future grant under our stock option plans

  . excludes      shares of common stock issuable upon the exercise of
    warrants outstanding at       , 2000, at an exercise price of $   per
    share


                             Additional Information

   We were incorporated in California in 1988 as Inventa Corporation. We
reincorporated in Delaware in       , 2000, as Inventa Technologies, Inc. Our
principal executive offices are located at 255 Shoreline Drive, Suite 200, Redwood Shores, CA 94065 and our telephone number is (650) 413-1100. We maintain a site on the World Wide Web at www.inventa.com. The reference to our web address does not constitute incorporation by reference of the information contained at that site. The information found on our site is not part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                      Summary Consolidated Financial Data

   The following table summarizes the consolidated statement of operations and consolidated balance sheet data for our business. For a more detailed explanation of this financial data, see "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements located elsewhere in this prospectus.

   The unaudited pro forma consolidated balance sheet data reflects the following assumptions:

  . issuance of 1,350,000 shares of our common stock with a fair value of $12.2 million in connection with the acquisition of XTEND-Tech, Inc., which was consummated on January 26, 2000

  . receipt of approximately $22.2 million from the issuance of 3,000,000 shares of series D mandatorily redeemable convertible preferred stock on January 19, 2000, at $7.41 per share

  . conversion of 1,000,000 shares of our series A convertible preferred stock and 13,615,511 shares of series B, C, and D mandatorily redeemable convertible preferred stock into 14,615,511 shares of our common stock upon the completion of this offering

   The unaudited pro forma, as adjusted, consolidated balance sheet data gives effect to the sale of the shares offered by us at an assumed initial public
offering price of $      per share and the application of the net proceeds as
described in "Use of Proceeds," after deducting the estimated underwriting discount and estimated offering expenses.

   For an explanation of the number of shares used to compute net loss per share, see Note 1 of notes to financial statements.

                                         Year Ended        Nine Months Ended
                                        December 31,         September 30,
                                      ------------------  --------------------
                                        1997      1998       1998       1999
                                      --------  --------  ----------- --------
                                                          (unaudited)
                                      (in thousands, except per share data)
Consolidated Statement of Operations
 Data:
Revenues............................  $  5,196  $  8,016   $  6,001   $  7,924
Loss from operations................    (2,795)   (1,692)    (1,308)    (6,825)
Net loss............................    (2,964)   (1,658)    (1,298)    (6,826)
Net loss per share:
  Basic and diluted.................  $  (0.65) $  (0.36)  $  (0.28)  $  (1.69)
                                      ========  ========   ========   ========
  Weighted average shares...........     4,557     4,659      4,658      4,693
Pro forma net loss per share
 (unaudited):
  Basic and diluted.................       --        --         --    $  (0.49)
                                                                      ========
  Weighted average shares...........       --        --         --      13,886

                                                  As of September 30, 1999
                                               -------------------------------
                                                                   Pro Forma,
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
                                                       (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  3,156  $ 25,473     $
Working capital...............................    1,610    23,938
Total assets..................................    6,661    36,562
Capital lease obligations, net of current
 portion......................................      348       402
Mandatorily redeemable convertible preferred
 stock........................................   14,387       --
Total stockholders' equity (deficit)..........  (11,244)   32,625

                                  RISK FACTORS

   Investing in shares of our common stock involves risk. You should carefully consider the risks described below and other information in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition, results of operations and reputation could be harmed. As a result, the trading price of our common stock may decline and you may lose all or part of your investment.

                         Risks Related to Our Business

If we are unable to manage our growth or the quality of our services, our ability to retain clients and key personnel, our reputation and our business could be harmed

   Our growth has placed significant demands on our management and other resources. Our revenues for the year ended December 31, 1999 increased approximately 74% from the revenues for the year ended December 31, 1998. Our staff increased from 57 full-time employees at December 31, 1998, to 207 at January 27, 2000. Our future success will depend on our ability to manage our growth effectively, including:

  . continuing to train, motivate, manage and retain our existing employees and to attract and assimilate new employees

  . maintaining project quality

  . maintaining high rates of employee utilization

  . accurately estimating time and resources required to complete engagements

  . developing and improving our operational, financial, accounting and other internal systems and controls

  . improving our business development capabilities

  . continuing the productization of our services

  . maintaining and improving our knowledge management capabilities


   If we are unable to manage our growth or the quality of our services, our ability to retain clients and key personnel, our reputation and results of operations could be harmed.

We expect to report operating losses in 1999, 2000 and 2001

   We expect to report an operating loss for the year ended December 31, 1999, and we anticipate incurring losses in 2000 and 2001 as well. As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, upgrading our infrastructure and expanding into new geographic markets. Although our revenues have increased in recent periods, we cannot assure you that we will sustain these growth rates. To the extent that our revenues do not increase at a rate commensurate with these costs and expenditures, our results of operations and our stock's performance could be harmed. In particular, we expect that our plan for increases in expenses and capital expenditures over the next year will result in higher operating losses. If we achieve profitability in the future, it may or may not be sustainable.

The loss of our professionals, or our inability to recruit additional professionals, would make it difficult for us to complete existing projects and bid for new projects, which could cause our business to suffer

   Our business is labor intensive, and our success depends on identifying, hiring, training and retaining experienced, knowledgeable professionals. If a significant number of our current professionals leave, we may be unable to complete or retain existing engagements or bid for new projects. In addition, former employees may compete with us in the future.

   Even if we retain our current employees, we must continually recruit and train talented professionals in order for our business to grow. There is currently a shortage of qualified professionals in the Internet professional services field, and this shortage is likely to continue. Furthermore, there is significant competition for employees with the skills required to perform the services we offer. We cannot give any assurances that we will be able to attract a sufficient number of qualified employees in the future, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

We depend on our key management personnel, and the loss of any key executive or manager may harm our ability to obtain and retain client engagements, maintain a cohesive culture and compete effectively

   We believe that our success will depend on the continued employment of our key management personnel. This dependence is particularly important to our business because we believe personal relationships are critical to obtaining and maintaining client engagements and maintaining a cohesive culture. If one or more members of our key management personnel were unable or unwilling to continue in their present positions, such persons would be very difficult to replace and our business could be seriously harmed. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house information technology services capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity. Any of the foregoing could seriously harm our business.

Our management team has limited experience working together

   We have employed our president and chief executive officer only since January 1999. Three of our officers have joined us within the past 12 months, and we currently do not have a chief financial officer. Therefore, there has been little or no opportunity to evaluate the effectiveness of our executive management team. The failure of our executive management to function effectively as a team in this industry may hurt our ability to manage our business and growth, obtain and execute client engagements, maintain a cohesive culture and compete effectively, which could seriously harm our business.

We depend heavily on our principal clients. The loss of a principal client or a reduction in the work we perform for any particular client could harm our financial condition and reputation

   We derive a significant portion of our revenue from a limited number of clients. In 1999, our five largest clients accounted for approximately 78.9% of our revenues, with ADP and ePolicy.com each accounting for over 10% of our revenues. The volume of work performed for our principal clients may not be sustained from year to year, and there is a risk that once we complete an engagement, these principal clients may not retain us for additional work in the future. Any cancellation, deferral or reduction in work performed for one of these principal clients or a number of smaller clients could harm our financial condition, results of operations and reputation.

Our business may be harmed by cost overruns and penalties associated with fixed-price, fixed-time contracts if we fail to accurately estimate the time and resources necessary for the performance of our services

   For the year ended December 31, 1999, approximately 89% of our revenues was derived from fixed-price, fixed-time contracts. We expect that most of our future revenues will continue to be derived from fixed-price, fixed-time contracts. Our contracts may provide for financial penalties if we do not meet specified deadlines. To mitigate losses from fixed-price, fixed-time contracts, we must, among other things:

  . accurately estimate the resources required to perform these contracts

  . complete our clients' projects on a timely basis

  . effectively manage our clients' expectations

  . complete projects within budget and to our clients' satisfaction

   If we do not successfully manage these project risks, we could be exposed to cost overruns and penalties. We have occasionally had to commit unanticipated additional resources to complete projects, and we may have to take similar actions in the future. If this occurs in connection with a large project or a sufficient number of projects, we may suffer lower gross margins and delays in recognizing revenues, and our financial condition, results of operations and reputation could be harmed.

Our clients may delay or terminate projects before completion, which could harm our revenues and earnings

   In general, our clients may terminate project engagements without notice and without penalty. This may make our results of operations difficult to predict. If a client reduces the scope of, delays the start of or terminates a project, this could result in lower revenues and underutilized employees and, as a result, could harm our earnings.

Quarterly fluctuations in our revenues and earnings could affect the market price of our common stock

   Our revenues and earnings may vary from quarter to quarter as a result of a number of factors, including:

  . the number, size and scope of client engagements commenced or completed during a quarter

  . professional staff utilization rates

  . unanticipated project terminations, delays or deferrals

  . the accuracy of our estimates of resources required to complete ongoing projects

  . the contractual terms and degree of completion of projects in which we are engaged

   A large percentage of our expenses, particularly employee compensation and rent, are fixed in advance of any particular quarter. In addition, we may incur unanticipated expenses relating to increased utilization of subcontractors. Any decline in revenues or earnings, unanticipated project termination or delay, or greater than expected costs for any quarter could harm our results of operations and result in a decline in the market price of our common stock, even if not reflective of any long-term problems with our business.

Expansion of our service offerings may not be successful and we may lose opportunities to expand our business

   In addition to growing our business within the disciplines in which we currently focus, an element of our strategy is to expand our service offerings, including the applications management and support offerings added as a result of our recent acquisition of XTEND-Tech. Successful expansion of our service offerings will require:

  . attracting, training, assimilating and retaining talented personnel

  . marketing and delivering expanded services

  . establishing relationships with vendors and technology providers

   We cannot assure you that this expansion of our service offerings will be successful. Failure to develop additional solutions and service offerings on a timely basis could cause us to lose opportunities for business with both existing and potential clients.

We face significant competition from bigger, more established competitors who have greater financial and technical resources and from new entrants in markets that are new and rapidly changing

   The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Our competitors fall into six major categories:

  . Internet professional services firms

  . information technology consulting and systems integration firms

  . services divisions of computer hardware and software vendors

  . web design firms

  . information technology strategy consulting firms

  . in-house information technology departments of our current and potential clients

   Many of our competitors have longer operating histories and client relationships, greater resources, larger client bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs.

   Further, there are low barriers to entry into our industry segment. We do not own any technologies that preclude or inhibit potential competitors from entering our industry. Since the potential market opportunity is large, while costs to develop and provide Internet professional services are relatively low, we expect to continue to face additional competition from new entrants into our industry.

If we do not keep pace with technological changes, industry standards and client preferences, our competitive position will suffer

   Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in Internet technology, evolving industry standards and changing client preferences. We cannot give any assurances that we will be successful in addressing these developments on a timely basis, or at all. Our failure to respond quickly and cost-effectively to new developments could cause us to lose current and potential business opportunities and harm our business and results of operations.

   In particular, we have derived a significant portion of our revenues from projects based primarily on:

  . open systems technologies

  . multi-tier software architectures

  . Internet-based architectures

   These areas are continuing to develop and are subject to rapid change. Any factors impeding the acceptance of information technology systems using Internet-based architectures could harm our business, especially if we are unable to develop skills and replacement technologies for these types of information technology systems.

We may face intellectual property claims that may be costly to resolve or limit our ability to use intellectual property in the future

   We cannot give any assurances that our services do not infringe on the intellectual property rights of others or that an infringement claim filed against us will be successfully defended. A successful infringement claim against us could harm us in the following ways:

  . we may be liable for damages and litigation costs, including attorneys' fees

  . we may be enjoined from further use of the intellectual property in dispute

  . we may have to license the intellectual property, incurring licensing fees

  . we may have to develop a non-infringing alternative, which could be costly and delay projects

  . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property

   Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, clients' termination of project engagements and harm to our financial condition and reputation.

We may not have the right to resell or reuse intellectual property developed for specific clients

   Our LightSpeed delivery model and i2K architectural model, as well as our knowledge management system, known as Inside Inventa, depend on using information and techniques learned and developed during prior engagements. Moreover, a portion of our business involves the development of software applications for specific client engagements. Our clients generally retain ownership of client-specific software, although we retain rights to some of the applications, processes and other intellectual property developed in connection with client engagements. Some clients have prohibited us from marketing the applications developed for them, or similar applications, for specified periods or to specified types of potential clients. We cannot give assurances that clients will not demand similar or other restrictions in the future. We cannot give any assurances that disputes will not arise that affect our ability to resell or reuse such applications, processes and other intellectual property, damage our relationships with our clients, divert our management's attention or harm our business, financial condition and results of operations.

If we are unable to achieve anticipated benefits from the XTEND-Tech acquisition or future acquisitions, joint ventures and strategic investments, our business may suffer

   On January 26, 2000, we completed the acquisition of XTEND-Tech. We may seek to expand our solutions and service offerings and gain access to new technologies and clients through future acquisitions, joint ventures and strategic investments. Some of the risks that we may encounter in connection with the XTEND-Tech acquisition and any future acquisitions, joint ventures and strategic investments include:

  . expenses, delays and difficulties of integrating the acquired company into our existing organization and our culture

  . loss of employees from the acquired company following the acquisition

  . expenses and difficulties in identifying future acquisitions and investment opportunities and the costs associated with acquisitions and investments that are abandoned before completion

  . diversion of management's attention during the target selection, negotiation and integration processes

  . impact on our financial condition due to the timing of the acquisition or investment

  . expense of amortizing an acquired company's intangible assets, which could be significant in light of the high valuations of many companies in the information technology industry

  . any undisclosed or potential liabilities of the acquired company, including employment, intellectual property, and warranty and product liability related problems

   Any of these factors could harm our business, financial condition, reputation and results of operations.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty in attracting new clients, partners and professionals and our business may suffer

   We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and expanding our client base and professional staff. We also believe that the importance of reputation and name recognition will increase due to the growing number of Internet professional services firms. If our reputation is damaged or if potential clients are not familiar with us or the services we provide, we may become less competitive or lose our market position. Promotion and enhancement of our name will depend largely on our success in continuing to provide large, complex, integrated Internet technology solutions. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation will suffer. In addition, if solutions we provide have defects, critical business functions of our clients may fail, and we would likely suffer adverse publicity as well as economic liability.

If we fail to secure written contracts, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others could be impaired

   We attempt to protect ourselves by entering into written contracts with our clients covering the terms and contingencies of a project engagement. In some cases we perform work for clients on the basis of a limited statement of work or verbal agreements before a detailed written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, recognize revenues, protect our intellectual property and protect ourselves from liability to others may be impaired.

If we are not successful in opening and growing new offices, our financial results may suffer

   A key component of our strategy is to open offices in new geographic locations. Once we select a new location, we typically devote substantial financial and management resources to launch and grow that office. We cannot assure you that we will select appropriate markets to enter, open new offices efficiently or manage new offices profitably. Our failure to accurately assess these issues could harm our business.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership in us

   We may need to raise additional funds through public or private debt or equity financings in order to:

  . take advantage of opportunities, including rapid expansion of our business or acquisitions of complementary businesses or technologies

  . develop new services

  . respond to competitive pressures

  . fund operating losses

   Any additional capital raised through borrowings or the sale of our equity securities may dilute your ownership percentage in our company, or the debt or securities issued may be entitled to priority of payment, including priority in any bankruptcy or liquidation. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

                         Risks Related to Our Industry

Our business may suffer if growth in the use of the Internet declines

   Because Internet technologies are central to many of our solutions, our business depends upon continued growth in the use of the Internet by our clients, prospective clients and their suppliers and other trading partners. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. Factors that may affect Internet usage or e-Commerce adoption include:

  . actual or perceived lack of security of information

  . lack of easy access and ease of use

  . congestion of Internet traffic or other usage delays

  . inconsistent quality of service

  . increases in costs of accessing the Internet

  . adverse government regulation

  . uncertainty regarding intellectual property ownership

  . reluctance of companies to adopt new business methods

  . costs associated with the obsolescence of existing infrastructure

  . lack of economic viability of the e-Commerce model

   If the number of business users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and our business and results of operations could suffer.

Market acceptance of our industry is uncertain

   Widespread market acceptance of the outsourcing of the design, development and maintenance of Internet-based applications to Internet professional services firms is uncertain. Many of our potential clients may ultimately decide to perform these services in-house. In-house personnel may have better access to both key client decision-makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, companies may instead choose to design, develop or maintain their Internet-based applications internally. We will be harmed if the market for our services does not continue to develop or develops more slowly than we expect, or if the market does not accept our services.

Government regulation and legal uncertainties relating to the Internet could decrease demand for our services, increase our operating costs or otherwise harm our business

   Increased regulation of the Internet or taxation of e-Commerce might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

  . online content                   . liability for third-party activities

  . interaction with children        . transmission of sexually explicit
                                       materials

  . copyright infringement           . defamation

  . user privacy                     . consumer protection

  . taxation                         . jurisdiction

  . access charges

   In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate these and other aspects of the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

                       Risks Related to our Common Stock

Our common stock has not been traded publicly. The initial public offering price may not be indicative of the market price of our common stock after this offering, and the market price of our common stock, like the market prices of the stocks of other technology companies, may fluctuate widely and rapidly

   There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

   The market price of our common stock could fluctuate significantly as a result of:

  . our susceptibility to quarterly variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations

  . changes in financial estimates by the analysts following our stock

  . earnings and other announcements by, and changes in investors' evaluations of, Internet professional services firms

  . economic and stock market conditions specific to Internet professional services firms

  . changes in business or regulatory conditions affecting information technology services

  . announcements or implementation by us or our competitors of technological innovations or new products or services

  . trading volume of our common stock

   The securities of many companies have experienced significant price and volume fluctuations in recent years, often unrelated to the companies' operating performance. Specifically, market prices for securities of Internet-related and technology companies have frequently reached elevated levels, often following their initial public offerings. These levels, if attained in the future, may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it may significantly and rapidly decline. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted securities class action litigation against the company. If we were to become involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, our business and financial condition could suffer.

The sale or availability for sale of substantial amounts of our common stock could cause a decline in the market price of our common stock

   Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could cause a decline in the market price of our common stock and could impair our future ability to raise capital through offerings of our common
stock. There will be          shares of common stock outstanding immediately
after this offering, or          shares if the underwriters exercise their
over-allotment option in full. The         shares sold in this offering will be
freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The 20,724,913 shares of common stock outstanding prior to this offering are "restricted securities" as defined in Rule 144 and may not be sold in absence of registration other than in accordance with Rule 144, Rule 144(k) or Rule 701 under the Securities Act or another exemption from registration.

   In connection with this offering, we, our executive officers and directors and a number of our stockholders have agreed, except in limited circumstances, not to sell any shares of common stock for 180 days after completion of this offering without the consent of Lehman Brothers Inc. These shares, however, may be released from these restrictions by Lehman Brothers Inc. at any time. We cannot predict what effect, if any, market sales of shares held by principal stockholders or any other stockholder or the availability of these shares for future sale will have on the market price of our common stock.

   A number of our stockholders are parties to an agreement with us that provides these stockholders with the right to require us to register the sale of shares owned by them. These rights cover approximately 15,965,511 shares,
representing    % of our common stock outstanding after this offering and will also cover any shares obtained by these stockholders from time to time. Registration of these shares of our common stock would permit the sale of these shares without regard to the restrictions of Rule 144 and Rule 144(k).

Concentration of ownership of our common stock may limit your ability to influence corporate matters

   Immediately following this offering, our executive officers and directors,
or entities controlled by them, will own approximately    % of the outstanding
shares of our common stock.

   If our significant stockholders choose to act or vote together on corporate matters, they will have the power to control the approval of any action requiring the approval of our stockholders, including any mergers, acquisitions, sales of all of our assets or amendments to our certificate of incorporation. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-prevailing market price.

The net proceeds of this offering may be allocated in ways with which you and other stockholders may not agree

   Our management will have significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific purpose, investment or transaction, you cannot determine at this time the value or propriety of our management's application of the proceeds on our behalf and you and other stockholders may not agree with our management's decisions.

Investors in this offering will experience immediate and substantial dilution

   If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately
$      per share, representing the difference between our net tangible book value per share as of December 31, 1999, after giving effect to this offering
and the initial public offering price of $      per share. In addition, you may
experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or under our employee stock purchase plan. All of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price less than the public offering price per share in this offering.

Antitakeover provisions of Delaware's General Corporation Law and our certificate of incorporation could delay or deter a change in control

   Amendments to our certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for us or reduce any premiums paid to our stockholders for their common stock. For example, our certificate of incorporation authorizes our board of directors to issue up to 14,779,511 shares of blank check preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. Our certificate of incorporation also provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors could have the effect of making it more difficult for a third party to acquire our company, or of discouraging a third party from acquiring control of us.

Forward-looking statements contained in this prospectus may not be realized

   This prospectus contains forward-looking statements that involve risk and uncertainties. These forward-looking statements relate to, among other things, our competition, strength of business model, strategy, plans and timing of the introduction of new services, plans for entering into strategic relationships and making acquisitions, and other expectations, intentions and plans contained in this prospectus that are not historical facts.

   When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "may," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in technology and changes in the Internet professional services market. In light of the many risks and uncertainties surrounding the Internet professional services market, we cannot assure you that the forward-looking statements contained in this prospectus will be realized.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the offering will be
approximately $         at an assumed initial public offering price of
$            per share (the mid-point of the range) and approximately
$           if the underwriters exercise the over-allotment option in full, in each case, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

   We intend to use the net proceeds of the offering primarily for general corporate purposes, including:

  . reducing outstanding debt of approximately $4.0 million, which is due
    November 30, 2000, and bears interest at the prime rate plus 2.00% (currently 10.50%)

  . increasing our recruiting capabilities

  . expanding our sales and marketing capabilities

  . increasing our brand awareness

  . investing in our internal systems and processes

  . opening new offices

   In addition, we may use the proceeds to make selected strategic investments or acquisitions. We cannot specify with certainty all or particular allocations of the use of proceeds from this offering.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay dividends will be at the sole discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors our board of directors deems relevant. In addition, our current line of credit facilities restrict our ability to declare and pay any dividends without the prior consent of our lenders.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization and our unaudited pro forma and unaudited pro forma, as adjusted, capitalization as of September 30, 1999. You should read this information in conjunction with our consolidated financial statements and related notes to those consolidated financial statements included elsewhere in this prospectus.

                                                   As of September 30, 1999
                                                --------------------------------
                                                                     Pro Forma,
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Capital lease obligations, current portion..... $    156  $    175      $
                                                ========  ========      ====
Capital lease obligations, net of current
 portion.......................................      348       402
                                                --------  --------      ----
Mandatorily redeemable convertible preferred
 stock:
  Series B, $0.001 par value; 2,560,000 shares
   authorized; 2,560,000 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................    3,469       --        --
  Series C, $0.001 par value; 8,059,511 shares
   authorized; 8,055,511 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................   10,918       --        --
  Series D, $0.001 par value; 3,000,000 shares
   authorized; no shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma, as
   adjusted....................................      --        --        --
                                                --------  --------      ----
                                                  14,387       --        --
                                                --------  --------      ----
  Series A convertible preferred stock, $0.001
   par value; 1,000,000 shares authorized;
   800,000 shares issued and outstanding,
   actual; no shares issued and outstanding,
   pro forma and pro forma, as adjusted........        1       --
  Common stock, $0.001 par value; 25,000,000
   shares authorized; 4,717,053 shares issued
   and outstanding, actual; 19,132,564 shares
   issued and outstanding, pro forma and pro
   forma, as adjusted..........................        5        20
  Additional paid-in capital...................    2,299    55,922
  Deferred stock-based compensation............   (2,213)   (7,181)
  Accumulated comprehensive loss...............      (93)      (93)
  Accumulated deficit..........................  (11,243)  (16,043)
                                                --------  --------      ----
    Total stockholders' equity (deficit).......  (11,244)   32,625
                                                --------  --------      ----
      Total capitalization..................... $  3,647  $ 33,202      $
                                                ========  ========      ====

   The foregoing table excludes the following shares at September 30, 1999:

   . 2,954,000 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $0.24 per share

   . 2,040,252 shares of common stock available for future grant as of September 30, 1999 and

   . 200,000 shares of common stock issuable upon the exercise and conversion of warrants

   For a description of the assumptions underlying the unaudited pro forma and unaudited pro forma, as adjusted, data, see "Summary Consolidated Financial Data."

                                    DILUTION

   On a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering, our pro forma net tangible book value as of December 31,
1999, was $    or $    per share of common stock. Pro forma net tangible book
value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding (reflecting the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering). Without taking into account any other change in our pro forma net tangible book value after December 31, 1999, other than to give effect to the
sale of          shares of common stock offered by this prospectus at an
assumed initial public offering price of $      per share and receipt of the
estimated net proceeds therefrom, our pro forma net tangible book value as of
December 31, 1999, would have been approximately $         or $         per
share. This represents an immediate increase in such net tangible book value of
$         per share to existing stockholders and an immediate dilution of
$         per share to the new investors. If the initial public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $
                                                                         -----
   Pro forma net tangible book value per share as of December 31,
    1999.......................................................... $
   Increase per share attributable to new investors............... $
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................       $
                                                                         -----
   Net tangible book value dilution per share to new investors....       $
                                                                         =====

   The following table sets forth as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at an assumed initial public offering
price of $      per share for shares purchased in this offering, before
deducting the estimated underwriting discounts and estimated offering expenses:

                                    Shares
                                  Purchased    Total Consideration      Average
                                -------------- ---------------------   Price Per
                                Number Percent  Amount     Percent       Share
                                ------ ------- ---------  ----------   ---------
   Existing stockholders.......              %  $                    %   $
   New investors...............                                          $
                                 ---    -----   ---------  ----------
     Total.....................         100.0%  $               100.0%
                                 ===    =====   =========  ==========

   This table assumes that the underwriters do not exercise their over-allotment option. If the underwriters' over-allotment option is exercised in full, the pro forma, as adjusted net tangible book value per share after giving
effect to this offering would be $    per share. After deducting underwriting
discounts and commissions and estimated transaction expenses, the increase in the net tangible book value per share to existing stockholders would be $
and the dilution to new public investors would be $    per share.

   This table also assumes that no options or warrants have been or are exercised after December 31, 1999. As of December 31, 1999, there were
outstanding options to purchase an aggregate of          shares of common stock
at a weighted average exercise price of $    per share (excluding warrants to
purchase          shares of Series C Preferred Stock at $    per share). If all
such options and warrants had been exercised on December 31, 1999, our net
tangible book value on such date would have been $           or $     per
share, the increase in net tangible book value attributable to new investors
would have been $     per share and the dilution in net tangible book value to
new investors would have been $      per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated statement of operations data for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, and the consolidated balance sheet data at December 31, 1997 and 1998, and at September 30, 1999, are derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1996, and the consolidated balance sheet data at December 31, 1996, are derived from our audited consolidated financial statements not included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1995, and the nine months ended September 30, 1998, and the consolidated balance sheet data at December 31, 1995, are derived from our unaudited consolidated financial statements that include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary for fair representation of the financial condition at that date and results of operations for such period. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere in this prospectus.

                                                                Nine Months Ended
                              Year Ended December 31,             September 30,
                         ------------------------------------  -------------------
                            1995      1996    1997     1998       1998      1999
                         ----------- ------  -------  -------  ----------- -------
                         (unaudited)                           (unaudited)
                                 (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues................   $2,416    $5,032  $ 5,196  $ 8,016    $ 6,001   $ 7,924
Operating expenses:
 Project personnel......    1,185     2,635    2,677    2,799      2,005     5,260
 Sales and marketing....       72       135    1,671    1,838      1,517     2,560
 General and
  administrative........      951     2,123    3,456    4,520      3,613     5,727
 Depreciation...........      149       131      187      251        174       366
 Amortization of
  deferred stock-based
  compensation..........      --        --       --        50        --        836
 Non-recurring expenses
  on closing of foreign
  operations............      --        --       --       250        --        --
                           ------    ------  -------  -------    -------   -------
  Total operating
   expenses.............    2,357     5,024    7,991    9,708      7,309    14,749
                           ------    ------  -------  -------    -------   -------
Income (loss) from
 operations.............       59         8   (2,795)  (1,692)    (1,308)   (6,825)
Other income (expense),
 net....................      (16)      (51)     (79)      36         10        14
                           ------    ------  -------  -------    -------   -------
Income (loss) before
 income taxes...........       43       (43)  (2,874)  (1,656)    (1,298)   (6,811)
Income tax benefit
 (expense)..............      (16)       14      (90)      (2)       --        (15)
                           ------    ------  -------  -------    -------   -------
Net income (loss).......   $   27    $  (29) $(2,964) $(1,658)   $(1,298)  $(6,826)
                           ======    ======  =======  =======    =======   =======
Net income (loss) per
 share:
 Basic and diluted......   $ 0.01    $(0.01) $ (0.65) $ (0.36)   $ (0.28)  $ (1.69)
                           ======    ======  =======  =======    =======   =======
 Weighted average
  shares................    4,529     4,541    4,557    4,659      4,658     4,693
Pro forma net loss per
 share (unaudited):
 Basic and diluted......      --        --       --       --         --    $ (0.49)
                                                                           =======
 Weighted average
  shares................      --        --       --       --         --     13,886

                                     As of December 31,               As of
                             -----------------------------------  September 30,
                                1995      1996   1997     1998        1999
                             ----------- ------ -------  -------  -------------
                             (unaudited)
                                              (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents...   $    68   $   48 $   671  $ 4,783    $  3,156
Working capital.............       387      317     429    3,802       1,610
Total assets................       954    1,878   1,822    6,295       6,661
Long-term borrowings and
 capital lease obligations,
 net of current portion.....        37       70     192      373         348
Mandatorily redeemable
 convertible preferred
 stock......................       --       --    3,200    8,270      14,387
Total stockholders' equity
 (deficit)..................       627      600  (2,496)  (4,125)    (11,244)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated financial statements and the notes to those financial statements located elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

   Revenues. Our revenues are substantially derived from fixed-price, fixed-time contracts. Revenues earned under fixed-price, fixed-time projects are recognized on the percentage-of-completion method based on the ratio of actual costs incurred to total estimated costs. We recognize revenues on our other projects on a time and materials basis. Revenues exclude reimbursable expenses charged to clients.

   Approximately 95% of our revenues for the nine months ended September 30, 1999, was derived from fixed-price, fixed-time arrangements. We expect the percentage of our revenues that is derived from fixed-price, fixed-time projects may decrease in the future.

   Due to our use of fixed-price contracts, our operating results may be harmed by inaccurate estimates of costs and time required to complete projects. Therefore, we closely monitor project progress through a series of processes designed to help estimate cost and time to completion, including a detailed review at the end of each project stage to determine project percentage of completion. We typically receive an advance payment from our clients upon contract signing, with additional payments upon our attainment of project milestones. Deferred revenues consist primarily of payments received in advance of services rendered. We recognize those payments as revenues upon performance of services.

   Cost Structure. Project personnel expenses consist primarily of payroll, associated taxes, employee benefits, any third-party fees and net travel costs incurred in the delivery of our services. Sales and marketing expenses consist primarily of personnel costs and commissions as well as the costs associated with the development and maintenance of our marketing materials and programs. General and administrative expenses consist primarily of the costs associated with operations management, finance, human resources, information systems, facilities and other administrative support for project personnel.

   We regularly review the fees we charge for our services, our employee compensation and our overhead costs in an effort to remain competitive within our industry. In addition, we monitor the progress of our projects with our clients' senior management on a regular basis. Monitoring the costs and progress associated with each project is aided by our intranet-based project management systems. We manage the activities of our service delivery personnel by closely monitoring project schedules and staffing requirements for new projects. Most of our client projects can, and may in the future, be terminated by the client without penalty. However, our contracts generally provide that we will be compensated based on the percentage of work completed relative to the fixed price of the engagement. Termination of a client project could require us to maintain underutilized employees, resulting in a higher than expected number of inactive professionals. We maintain a sufficient number of senior professionals to oversee existing and anticipated client projects and participate in our sales efforts to engage new client projects.

   Variability of Operating Results. Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. These fluctuations may be significant. We may not always forecast accurately the frequency and duration of our projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to reduce our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenues would increase. Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.

   Recent Net Losses. Our revenues were $7.9 million for the nine months ended September 30, 1999, compared to $6.0 million for the nine months ended September 30, 1998. We attribute our revenue growth to services delivered to new clients, additional projects for existing clients and larger average project sizes. Our net loss was $6.8 million for the nine months ended September 30, 1999, compared to $1.3 million for the nine months ended September 30, 1998. We primarily attribute our increased net losses to higher project personnel expenses, sales and marketing expenses and general and administrative expenses. The overall increase in expenses was primarily attributable to costs incurred to expand or increase the number of project personnel as well as significant investment in office facilities and related infrastructure management and administrative personnel and sales and marketing.

   Recent Events. In January 2000, we acquired the business of XTEND-Tech, a 30-employee information technology consulting organization serving Global 1000 companies. We issued 1,350,000 shares of our common stock in connection with this acquisition with an estimated fair value of approximately $12.2 million. This consideration consisted of a combination of the purchase price paid for the outstanding common stock of XTEND-Tech and consideration to certain employee shareholders of XTEND-Tech for continued employment with us. The acquisition was accounted for using the purchase method of accounting. The total amount of the consideration treated purchase price for this acquisition was approximately $7.2 million and was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. The amortization of the intangible assets will occur over the estimated periods to be benefited. In connection with this acquisition we signed restricted stock agreements with certain employee shareholders of XTEND-Tech as consideration for continued employment. The fair value of the unvested shares, which relate to these restricted stock agreements, amounting to $5.0 million, has been recorded as deferred stock-based compensation, which will be amortized over the three-year vesting period of the restricted stock.

Results of Operations

   The following table sets forth, as a percentage of revenue, our consolidated statement of operations for the years ended December 31, 1997, and 1998, and the nine months ended September 30, 1998, and 1999.

                                     Year Ended         Nine Months Ended
                                    December 31,          September 30,
                                    ----------------    -----------------------
                                     1997      1998         1998       1999
                                    ------    ------    ------------   --------
                                                        (Unaudited)
Consolidated Statement of
 Operations Data:
Revenues...........................    100%      100%            100%       100%
Operating expenses:
 Project personnel.................     51        35              33         66
 Sales and marketing...............     32        23              25         32
 General and administrative........     67        56              61         72
 Depreciation......................      3         3               3          5
 Amortization of deferred stock-
  based compensation...............     --         1              --         11
 Non-recurring expenses on closing
  of foreign operations............     --         3              --         --
                                    ------    ------        --------   --------
  Total operating expenses.........    153       121             122        186
                                    ------    ------        --------   --------
Loss from operations...............    (53)      (21)            (22)       (86)
Other income (expense), net........     (2)     --             --         --
                                    ------    ------        --------   --------
Loss before income taxes...........    (55)      (21)            (22)       (86)
Income tax expense.................     (2)     --             --         --
                                    ------    ------        --------   --------
Net loss...........................    (57)%     (21)%           (22)%      (86)%
                                    ======    ======        ========   ========

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Revenues. Revenues increased $1.9 million, or 32%, to $7.9 million for the nine months ended September 30, 1999, from $6.0 million for the nine months ended September 30, 1998. This growth is attributable to services delivered to new clients, additional projects for existing clients and larger average project sizes.

   Project Personnel Expenses. Project personnel expenses increased $3.3 million, or 162%, to $5.3 million for the nine months ended September 30, 1999, from $2.0 million for the nine months ended September 30, 1998. The increase was primarily attributable to the hiring of additional project personnel associated with the increased demand for our services. Headcount for project personnel as of September 30, 1999, was 81 compared to 32 as of September 30, 1998. As a percentage of revenues, project personnel expenses were 66% for the nine months ended September 30, 1999, and 33% for the nine months ended September 30, 1998.

   Sales and Marketing Expenses. Sales and marketing expenses increased $1.1 million, or 69%, to $2.6 million for the nine months ended September 30, 1999, from $1.5 million for the nine months ended September 30, 1998. The increase was due to our investment in our sales and marketing programs. As a percentage of revenues, sales and marketing expenses were 32% for the nine months ended September 30, 1999, and 25% for the nine months ended September 30, 1998.

   General and Administrative Expenses. General and administrative expenses increased $2.1 million, or 59%, to $5.7 million for the nine months ended September 30, 1999, from $3.6 million for the nine months ended September 30, 1998. Office rent expenses increased to $582,000 for the nine months ended September 30, 1999, from $143,000 for the nine months ended September 30, 1998. General and administrative headcount increased to 33 as of September 30, 1999, from 13 as of September 30, 1998. The increases in office rent expenses accounted for 21% of the overall increase. In addition, personnel expenses accounted for 40% of this increase. As a percentage of revenues, general and administrative expenses were 72% for the nine months ended September 30, 1999, and 60% for the nine months ended September 30, 1998.

   Depreciation. Depreciation increased $192,000, or 110% to $366,000 for the nine months ended September 30, 1999, from $174,000 for the nine months ended September 30, 1998. The increase was attributable to capital expenditures for new equipment and leasehold improvements.

   Amortization of Deferred Stock-based Compensation. We recorded $836,000 in amortization of deferred stock-based compensation expense for the nine months ended September 30, 1999. This expense represented the amortization of the difference between the deemed fair value of the underlying options at the time of grant and their exercise price.

   Other Income (Expense), Net. Other income was $14,000 for the nine months ended September 30, 1999, compared to $10,000 for the nine months ended September 30, 1998. The increase was primarily due to an increase in net interest income. The average aggregate balance outstanding on our line of credit and term loan was $324,000 during the nine months ended September 30, 1999, as compared to $130,000 during the nine months ended September 30, 1998. Interest expense under these facilities was $71,000 for the nine months ended September 30, 1999, and $43,000 for the nine months ended September 30, 1998.

   Income Tax Expense. We incurred no income tax expense for the nine months ended September 30, 1998, and $15,000 for the nine months ended September 30, 1999. As of September 30, 1999, we had approximately $10.0 million of federal net operating loss carryforwards and approximately $8.0 million of state net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards will expire between 2011 and 2019 and the state net operating loss carryforwards will expire between 2004 and 2006, if not utilized.

   Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

1998 Compared to 1997

   Revenues. Revenues increased by $2.8 million, or 54%, to $8.0 million for the year ended December 31, 1998, from $5.2 million for the year ended December 31, 1997. The increase was primarily attributable to an increase in the volume of services delivered to new clients and additional work delivered to existing clients.

   Project Personnel Expenses. Project personnel expenses increased by $122,000, or 5%, to $2.8 million for the year ended December 31, 1998, from $2.7 million for the year ended December 31, 1997. The increase was attributable to the hiring of additional project personnel. As a percentage of revenues, project personnel expenses were 35% for the year ended December 31, 1998, and 51% for the year ended December 31, 1997.

   Sales and Marketing Expenses. Sales and marketing expenses increased by $167,000, or 10%, to $1.8 million for the year ended December 31, 1998, from $1.7 million for the year ended December 31, 1997. The increase in these expenses was primarily attributable to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Total marketing and sales headcount was eight as of December 31, 1998, compared to five as of December 31, 1997. As a percentage of revenues, sales and marketing expenses were 23% for the year ended December 31, 1998, and 32% for the year ended December 31, 1997.

   General and Administrative Expenses. General and administrative expenses increased $1.0 million, or 31%, to $4.5 million for the year ended December 31, 1998, from $3.5 million for the year ended December 31, 1997. The increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of our office facilities and the increased cost of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expenses increased to $213,000 for the year ended December 31, 1998, from $157,000 for the year ended December 31, 1997. Headcount for management and administrative staff increased to 12 at December 31, 1998, from six at December 31, 1997. As a percentage of revenues, general and administrative expenses were 56% for the year ended December 31, 1998, and 67% for the year ended December 31, 1997.

   Depreciation. Depreciation increased by $64,000 to $251,000 for the year ended December 31, 1998, from $187,000 for the year ended December 31, 1997. The increase was related to increased investments in furniture and equipment.

   Amortization of Deferred Stock-based Compensation. We recorded $50,000 in amortization of deferred stock-based compensation expense for the year ended December 31, 1998. This expense represented the amortization of the difference between the deemed fair value of the underlying options at the date of grant and their exercise price.

   Non-Recurring Expenses on Closing of Foreign Operations. In November 1998, we announced our intention to close our operations in Malaysia. In conjunction with this announcement, we recorded a reserve of $250,000 for anticipated liquidation costs of our Malaysian subsidiary.

   Other Income (Expense), Net. Other income increased by $115,000 to $36,000 for the year ended December 31, 1998, from an expense of $79,000 for the year ended December 31, 1997. The increase was primarily attributable to increased interest income and a decrease in interest expense related to borrowings under our revolving line of credit and capital lease obligations. Interest expense was $56,000 for the year ended December 31, 1998, and $83,000 for the year ended December 31, 1997.

   Income Tax Expense. We incurred a $2,000 income tax expense for the year ended December 31, 1998, as compared with $90,000 for the year ended December 31, 1997. As of December 31, 1998 we had approximately $3.0 million of federal net operating loss carryforwards and $2.0 million of state net operating loss carryforwards available to offset future taxable income.

Quarterly Operating Results

   The following table sets forth a summary of our unaudited quarterly consolidated operating results for each of our seven most recently ended fiscal quarters. We have derived this information from our unaudited interim consolidated financial statements, which in our opinion, have been prepared on a basis consistent with our consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation in accordance with generally accepted accounting principles when read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our quarterly consolidated operating results are not necessarily indicative of future results of operations.

                                                Three Months Ended
                          ----------------------------------------------------------------------
                          Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,  Mar. 31,   Jun. 30,   Sep. 30,
                            1998      1998      1998      1998      1999       1999       1999
                          --------  --------  --------  --------  --------   --------   --------
                                            (in thousands, unaudited)
Consolidated Statement
 of Operations Data:
Revenues................   $1,681    $2,040    $2,280    $2,015   $ 1,818    $ 1,907    $ 4,199
Operating expenses:
 Project personnel......      611       655       739       794     1,168      1,561      2,531
 Sales and marketing....      425       575       518       320       798        706      1,056
 General and
  administrative........    1,134     1,212     1,266       908     1,380      2,001      2,346
 Depreciation...........       52        59        63        77        84        118        164
 Amortization of
  deferred stock-based
  compensation..........       --        --        --        50       179        225        432
 Non-recurring expense
  on closing of foreign
  operations............       --        --        --       250        --         --         --
                           ------    ------    ------    ------   -------    -------    -------
   Total operating
    expenses............    2,222     2,501     2,586     2,399     3,609      4,611      6,529
                           ------    ------    ------    ------   -------    -------    -------
Loss from operations....     (541)     (461)     (306)     (384)   (1,791)    (2,704)    (2,330)
Other income (expense),
 net....................      (15)        4        21        26        17         (7)         4
                           ------    ------    ------    ------   -------    -------    -------
Loss before income
 taxes..................     (556)     (457)     (285)     (358)   (1,774)    (2,711)    (2,326)
Income tax expense......       --        --        --        (2)       (5)        (5)        (5)
                           ------    ------    ------    ------   -------    -------    -------
Net loss................   $ (556)   $ (457)   $ (285)   $ (360)  $(1,779)   $(2,716)   $(2,331)
                           ======    ======    ======    ======   =======    =======    =======

As a Percentage of
 Revenue:
Revenues................      100%      100%      100%      100%      100%       100%       100%
Operating expenses:
 Project personnel......       36        32        32        40        64         82         60
 Sales and marketing....       25        28        23        16        44         37         25
 General and
  administrative........       68        59        56        45        76        105         56
 Depreciation...........        3         3         3         4         5          6          4
 Amortization of
  deferred stock-based
  compensation..........       --        --        --         2        10         12         10
 Non-recurring expense
  on closing of foreign
  operations............       --        --        --        12        --         --         --
                           ------    ------    ------    ------   -------    -------    -------
   Total operating
    expenses............      132       122       114       119       199        242        155
                           ------    ------    ------    ------   -------    -------    -------
Loss from operations....      (32)      (22)      (14)      (19)      (99)      (142)       (55)
Other income (expense),
 net....................       (1)       --         1         1         1         --         --
                           ------    ------    ------    ------   -------    -------    -------
Loss before income taxes
 .......................      (33)      (22)      (13)      (18)      (98)      (142)       (55)
Income tax expense......       --        --        --        --        --         --         --
                           ------    ------    ------    ------   -------    -------    -------
Net loss................      (33)%     (22)%     (13)%     (18)%     (98)%     (142)%      (55)%
                           ======    ======    ======    ======   =======    =======    =======

Liquidity and Capital Resources

   Since 1997, we have financed our operations primarily from sales of preferred stock and borrowings under a line of credit and a term loan from a commercial bank. As of September 30, 1999, we have raised approximately $13.6 million, net of offering expenses, through the sale of our preferred stock. At September 30, 1999, we had approximately $3.2 million in cash and cash equivalents.

   Net cash used in operating activities was $2.2 million for the year ended December 31, 1997, $340,000 for the year ended December 31, 1998, $891,000 for the nine months ended September 30, 1998, and $5.7 million for the nine months ended September 30, 1999. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items primarily related to depreciation, increases in accounts receivable and fees and unbilled revenues, partially offset by increases in accounts payable and accrued expenses.

   Net cash used in investing activities was $50,000 for the year ended December 31, 1997, $460,000 for the year ended December 31, 1998, $270,000 for the nine months ended September 30, 1998, and $837,000 for the nine months ended September 30, 1999. Cash used in investing activities in each period consisted primarily of purchases of furniture and equipment.

   Net cash provided by financing activities was $2.9 million for the year ended December 31, 1997, $4.9 million for the year ended December 31, 1998, $4.7 million for the nine months ended September 30, 1998, and $4.9 million for the nine months ended September 30, 1999. In 1997 and 1998, the cash provided by our financing activities was primarily from the sale of our preferred stock. For the nine months ended September 30, 1999, the cash provided from our financing activities was primarily from the sale of our preferred stock and borrowings under a term loan and equipment leases.

   As of September 30, 1999, our principal commitments consisted of obligations under equipment leases and borrowings that funded our purchases of furniture and equipment. The equipment leasing arrangements consist primarily of us paying rental fees to third-party leasing providers at interest rates between 11.0% and 13.0%. Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in our operations, infrastructure and personnel.

   As of September 30, 1999, we had a $1.0 million line of credit and a $600,000 term loan with a commercial bank. The line of credit and the term loan are secured by substantially all of our assets. Under the terms of the line of credit, borrowings are subject to a limit of 80% of eligible accounts receivable, as defined in the line of credit. The line of credit bears interest at the prime rate plus 0.75% (9.00% at September 30, 1999). Under the line of credit agreement, we are required to maintain certain financial ratios. As of September 30, 1999, there were no amounts outstanding and $1.0 million available under the line of credit. The term loan bears interest at the prime rate plus 1.50% (9.75% at September 30, 1999) and had $375,000 outstanding as of September 30, 1999. The term loan matures in June 2000.

   Subsequent to September 30, 1999, we entered into a loan agreement that provides for borrowings of up to $4.0 million under a term loan and $2.0 million under a revolving line of credit. Borrowings under the term loan bear interest at the prime rate plus 2.00%, with accrued interest paid monthly and is due at November 30, 2000. Borrowing under the line of credit is limited to the lesser of 80% of the amount of the eligible accounts receivable or $2.0 million, and bears interest at the prime rate plus 2.00%. We borrowed the entire $4.0 million available under the term loan on the date of the agreement.

   Subsequent to September 30, 1999, we issued 3,000,000 shares of Series D preferred stock in a private placement for gross proceeds of approximately $22.2 million.

   We believe that the net proceeds from this offering, combined with the proceeds of the Series D private placement, the proceeds of the private placement to be closed contemporaneously with this offering, current cash balances and borrowing capacity under our credit facilities, will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 12 months. Thereafter, we may sell additional equity or debt securities or seek additional credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. We may need to raise additional funds sooner in order to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms.

Disclosure About Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities that are tied to variable market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

   All of our revenues are realized currently in U.S. dollars and are from customers primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

Overview

   We are a leading Internet professional services firm providing B2B e-Commerce solutions to Global 2000 companies and emerging digital businesses. We architect, engineer, integrate and support complex B2B digital exchanges and digital customer relationship management, or DCRM, solutions. Digital exchanges are electronic marketplaces that enable businesses to dynamically collaborate with trading partners, conduct e-Commerce, manage distribution relationships and enhance business partnerships. DCRM is an Internet-based approach to coordinating a company's customer relationships across communications channels, business functions and trading partners.

   We believe our capabilities are uniquely suited to developing the extremely complex, highly integrated systems required for effective B2B e-Commerce solutions. Our professionals create scalable, reliable and integrated business solutions using our proprietary LightSpeed delivery model and i2K architectural framework. We provide these solutions through our 149 professionals, who have an average of ten years experience in business process analysis, technology architecture, project management and software engineering.

Industry Background

   The Internet enables millions of businesses and consumers to share information and conduct commerce electronically. Businesses initially used their Internet sites primarily for advertising and promotional purposes. As Internet usage increased, businesses realized the Internet could also be used as an effective medium for directly targeting consumers, improving communications with customers and generating business-to-consumer, or B2C, e-Commerce transactions. Forrester Research, Inc. estimates that the total value of goods exchanged in the United States B2C e-Commerce market will exceed $100 billion by 2003. Driven by the scale and scope of this rapidly emerging business opportunity, businesses began to develop increasingly complex, higher transaction volume consumer-oriented websites.

   While B2C e-Commerce was evolving, companies also began to use Internet technology to streamline their internal operations and electronically integrate select internal processes with other businesses, including their suppliers, distributors and key business customers. Today, businesses are using Internet technologies to improve their competitive positions by increasing operating efficiencies, strengthening their trading partner relationships, and identifying and capitalizing on emerging digital business opportunities by developing various Internet-based business models. Forrester estimates that the total value of goods exchanged in the United States B2B e-Commerce market will increase from $43.1 billion in 1998 to $1.3 trillion in 2003, representing a 99% five-year compound annual growth rate.

   An important emerging Internet-based business model is the digital exchange. Digital exchanges provide Internet-based trading hubs where multiple buyers and sellers communicate and conduct commerce. The creation of these exchanges enables innovative methods for dynamic trading between business partners, including auctions, reverse auctions, aggregation, inventory liquidation and on-line negotiation. These electronic marketplaces provide unprecedented global opportunities for businesses to exchange information and execute transactions with the efficiency, cost effectiveness and global reach provided by Internet technologies, while supporting individual contractual relationships between trading partners. Examples of these exchanges include autoExchange.com, ePolicy.com, Pure Markets, tradepac.com and VerticalNet.

   Businesses are rapidly developing digital exchanges and other B2B e-Commerce systems in order to fully realize the B2B market opportunity. B2B e-Commerce systems are engineered to facilitate:

  . significant increases in the value and complexity of data and transactions processed

  . improved performance and response times to support real-time access by trading partners from a variety of technology platforms

  . improved reliability, accuracy and security for transactions

  . high degrees of integration between legacy applications, networks and technology platforms within a company as well as across diverse businesses

  . the execution of a broad variety of processes and payment methods that exist between trading partners

   These B2B systems are highly complex and often involve a greater number of steps per transaction and more processes than B2C systems, creating a longer, more intricate commerce chain and resulting in a more complex delivery infrastructure. B2B e-Commerce introduces powerful benefits to both buyers and sellers. Some of the typical differences between B2C e-Commerce and B2B e-Commerce are highlighted below:

  Characteristic               B2C                            B2B
  --------------   ---------------------------- --------------------------------
  Users and
   Participants    .One-to-many                 .Many-to-many

                   .Individuals                 .Fragmented buyers, suppliers,
                                                 partners and distributors

--------------------------------------------------------------------------------
  Products and
   Services        .Standardized, mass market   .Higher degrees of customization

                   .Convenient                  .Complex configuration

                   .Price points: $100s-$1000s  .Price points: $1000s-millions

                                                .Mission critical

                                                .Highly time-sensitive

--------------------------------------------------------------------------------
  Delivery and
   Fulfillment     .Credit card payment         .Credit/financing key issues

                   .Straightforward fulfillment .Intricate synchronization

                                                .Multi-stage shipping

                                                .Customs, tariffs, inspections

--------------------------------------------------------------------------------
  Infrastructure   .Supplier-side systems only  .Real-time, customized front-end

                                                .Tight back-office integration

                                                .Security, bandwidth for heavy
                                                 volumes

--------------------------------------------------------------------------------
  Outcome
   Objective       .Building brand              .Linking the value chain


   Developing and supporting B2B e-Commerce systems requires substantial expertise in designing new business processes that integrate with existing operations, selecting and implementing the appropriate Internet technologies and managing the implementation process to meet the time-to-market needs characteristic of today's competitive business environment. There is a limited supply of high-quality, experienced Internet services professionals and demand for these professionals is increasing rapidly. This makes it increasingly difficult for companies seeking to internally implement B2B e-Commerce solutions to hire, develop and retain these professionals. As a result, an increasing number of businesses, from start-ups to Global 2000 companies, engage third-party professional services firms to help them design and implement B2B e-Commerce solutions.

   The demand for these and related Internet and e-Commerce services is projected to grow dramatically. IDC estimates that this market will grow from approximately $7.8 billion in 1998 to $78.6 billion in 2003, representing a 59% compound annual growth rate. Within the Internet professional services market, however, we believe the B2B e-Commerce segment is underserved and is large and growing faster than the overall market.

   We believe there are only a few Internet professional services firms with an exclusive focus on B2B e-Commerce. Additionally, we believe that in order to be successful in this market, professional services firms must possess an integrated model of B2B-oriented process analysis, substantial software engineering expertise, strong technology architecture and integration skills, and effective client and project management capabilities.

Our Solution

   We are a leading Internet professional services firm providing B2B e-Commerce solutions to Global 2000 companies and emerging digital businesses. We architect, engineer, integrate and support complex B2B digital exchanges and DCRM solutions.

   The key elements of our solution are:

   Early and Exclusive B2B e-Commerce Focus. We have delivered B2B software applications for our clients since 1995. We provide our services through multi-disciplinary teams of professionals with extensive experience in business process analysis, project management and software engineering. We believe our early vision and B2B experience is unique in the Internet professional services sector, and enables us to rapidly and efficiently architect and implement Internet solutions.

   Proprietary LightSpeed Delivery Model. LightSpeed, our proprietary collection of operating principles, methods and frameworks, is an Internet-based model for governing the way we deliver solutions to our clients, including how we define, price, staff and manage our projects. We believe the successful application of LightSpeed in our engagements enables us to more accurately forecast project schedules and costs. LightSpeed also allows us to better manage project risk, and to identify, capture and reuse valuable Internet frameworks, designs, processes and techniques that we develop while creating B2B e-Commerce solutions for our clients.

   Proprietary i2K Architectural Model. i2K is a collection of architectural principles, methods and frameworks we have developed for B2B e-Commerce systems. It provides a schematic for developing solutions that are scalable, adaptable, integrated with our clients' legacy systems and extendable outside their enterprises to their trading partners' systems. We believe each of our clients' competitive advantage is directly related to how quickly and how well they leverage and integrate information within their Internet-based and legacy systems and those of their trading partners. Accessing and combining this information in meaningful ways is essential to leveraging the potential of the Internet. We believe the successful design and implementation of solutions based on our i2K model results in secure, reliable systems and a highly extendable architectural platform.

   Productization of Services. Based on our extensive experience in B2B digital exchanges and digital customer relationship management solutions, we have developed modular solutions tailored for discrete business processes. Our productized service offerings are comprised of three major elements: pre-defined business functions, proven business practices and pre-defined technology architecture. Our current offerings, eSales and eCare, address Internet-based sales and Internet-based customer care. We believe productizing any of our services reduces our project risk, increases our operating margins, improves our sales force's productivity, speeds time-to-market for our clients and differentiates us from our competition.

   Integrated End-to-End Implementation Capabilities. We believe we provide the complete range of capabilities required to deliver comprehensive B2B e-Commerce solutions. Our core competencies include:

  . business process analysis

  . technology architecture

  . custom Internet application development

  . e-Commerce software implementation

  . applications management, maintenance, support and enhancement

   We believe our competencies enable us to engineer and deliver B2B digital exchanges and DCRM solutions seamlessly, for a fixed price and within fixed timeframes.

   Knowledge Management and Transfer. We collect, store and organize information we acquire from interaction with our clients in order to enhance our existing base of technology and business process expertise. Inside Inventa, our corporate intranet, is a secure integrated knowledge management repository that facilitates the dissemination of this intellectual capital across our organization. We believe this expanding base of readily accessible knowledge enables us to meet our clients' ever-increasing expectations for our performance.

   In addition, eTrack, our internal Internet-based project management system, enables us to capture, monitor and manage information for:

  . project scheduling

  . project status review

  . document and deliverable distribution to our professionals and our clients

  . detailed information on the resources required to achieve specific tasks on a project

   eTrack improves our ability to forecast the estimated time and resources required to complete our solutions and, together with Inside Inventa, increases the reusability of our intellectual capital, thereby reducing risks to us and our clients.

Our Strategy

   Our objective is to enhance our position and reputation as a leading provider of B2B e-Commerce solutions to Global 2000 companies and emerging digital businesses. The key elements of our growth strategy are to:

   Maintain Our Exclusive B2B e-Commerce Focus. We intend to maintain our exclusive focus on B2B e-Commerce solutions. We believe this segment of the information technology professional services market is the most strategic to our clients, is the fastest growing and is best aligned with our core competencies. Currently, we target two major B2B e-Commerce practice areas:

  . digital exchanges, where we engineer and support B2B marketplaces that facilitate the timely exchange of information and goods between trading partners

  . digital customer relationship management, where we deliver solutions for a broad range of B2B customer interaction processes, including sales, marketing and customer support

   We also intend to expand our service offerings by developing additional practices to cover the full range of B2B e-Commerce processes and relationships in which our clients and prospective clients are likely to engage, including digital partner relationship management and digital supply chain management.

   Maintain Our Technology Leadership. We believe that our clients choose to work with us because of our reputation for technology leadership and for successfully solving the most challenging B2B e-Commerce problems with leading-edge Internet technologies. We believe working on the industry's most complex assignments will make us more attractive to high-quality professionals, who enlarge our technology skill set and knowledge base. We intend to maintain our technology leadership by:

  . pursuing complex engagements that allow us to refine and advance our B2B e-Commerce capabilities

  . researching emerging technologies for their relevance and applicability to our clients' business strategies

  . refining and enhancing our proprietary i2K architectural model to take advantage of advances in Internet technology

  . deepening our current partner relationships and establishing new partnerships to maintain our status as an early adopter of emerging technologies and skill sets

  . enhancing our knowledge management infrastructure to improve the breadth, depth and quality of access to technology-related information by our professionals

   Continue to Productize Our Services. We intend to continue to productize our services. We believe productization:

  . permits faster and more predictable project implementations resulting in higher operating margins

  . facilitates marketing our services and solutions to prospective clients

  . demonstrates our thought leadership and competencies

  . improves training for our professional staff and increases sales force productivity

  . differentiates us from our competitors

   We intend to expand our productized service offerings beyond eSales and eCare by leveraging knowledge and experience from our engagements, continuing to refine and enhance our LightSpeed delivery model, and identifying and establishing the partner relationships relevant to effective productization.

   Recruit and Retain Highly-Skilled Professionals. We intend to continue to hire, train and retain individuals who are highly skilled in the engineering of complex Internet solutions. To provide an environment conducive to recruitment and retention, we have created a corporate culture that emphasizes balance between one's professional and personal life, challenging work assignments, broad equity ownership, promotion from within, opportunities for advanced training and direct involvement in growing our business.

   Further, we have designed our LightSpeed delivery model to be a key employee recruiting and retention tool by:

  . encouraging direct client contact at all levels of our project teams

  . basing our teams at our facilities to reduce professionals' travel time

  . conducting our engagements using small, highly-specialized project teams

   We will continue to expand our in-house recruiting staff and to invest in initiatives focused on direct and Internet-based recruitment, employee referral programs and on-campus recruiting. In addition, we intend to expand the geographic reach of our recruitment efforts, and to advertise and promote our brand to generate awareness of our company among potential employees in relevant markets.

   Expand Existing and Establish New Client Relationships. We believe our track record of successful engagements has resulted in strong relationships with our clients. As a result, our clients often request that we expand the scope and complexity of our engagements. This reinforces our growing reputation as an innovative provider of B2B e-Commerce solutions. We intend to leverage our reputation for client satisfaction and innovation to attract new engagements with our existing clients and to capture new clients through referral-driven sales.

   In addition, we intend to engage new clients by continuing to:

  . expand our direct sales force in our current geographic markets

  . invest in promotional activities designed to improve brand awareness and provide sales leads

  . establish new strategic business and technology alliances

  . expand geographically, both within the United States and internationally

Our Services

   We have developed a broad range of capabilities in designing and implementing B2B e-Commerce solutions for our clients, from integrating demand-side Internet applications with front- and back-office systems to supply-side Internet applications for servicing trading partners. Our capabilities include:

  . competitive assessment of our clients' Internet strategies and capabilities

  . business process analysis

  . application portfolio definition and functionality prioritization

  . requirements definition and concept prototyping

  . technology architecture design and engineering

  . custom Internet application development

  . e-Commerce software implementation

  . systems integration

  . enterprise application integration (within and between businesses)

  . applications management and enhancement

  . service productization

   We leverage these skill sets and our substantial expertise in two major B2B e-Commerce practice areas, digital exchanges and digital customer relationship management as described below:

   Digital Exchanges. We engineer and support B2B marketplaces that are highly scalable and extendable to accommodate the rapid growth that well-designed and well-marketed B2B systems are likely to experience.

   Digital Customer Relationship Management. We deliver solutions for a broad range of B2B customer interaction processes, including sales, marketing, customer support, distribution and fulfillment. These service offerings are comprehensive, scalable, extendable and secure thereby helping our clients ensure the quality and integrity of their relationships with their business customers and other trading partners.

   Although each of our solutions is uniquely engineered and customized to meet the expectations of each of our clients, we architect them using standard Internet technologies and commercial off-the-shelf software to accelerate project delivery and ease system maintenance.

   We deliver our solutions using the following service models:

   LightSpeed Delivery Model. LightSpeed is our proprietary Internet-based model for governing the way we deliver solutions to our clients.

   LightSpeed is composed of four distinct stages:

 Innovate Our professionals work closely with our clients' senior executives to conduct a strategic assessment of their competitive positioning in the Internet marketplace and create a business and technology roadmap for the development of a B2B solution. We then arrive at a shared vision of our clients' B2B initiative and explore potential software applications, identify architectural issues, and highlight potential obstacles to success. Finally, we deliver an agreed-upon B2B e-Commerce roadmap for the development of a solution.

-------------------------------------------------------------------------------
 Blueprint         We work with our clients to define and prioritize the scope, functionality and business processes for their projects.
                   Using intensive workshops, storyboarding and prototyping
                   techniques, we deliver functional requirements, an
                   application prototype, architecture and technology
                   recommendations and a detailed plan for the LightSpeed
                   Create and Launch stage.

-------------------------------------------------------------------------------
 Create and Launch We develop a detailed engineering design, and create a comprehensive quality assurance plan. We then implement our solution in a series of progressively more functional
                   releases. With this approach, we deliver a production-
                   quality release with meaningful, business-relevant
                   functionality usually within ten weeks. The entire Create
                   and Launch stage typically takes between 16 and 24 weeks,
                   and may include two or three releases.

-------------------------------------------------------------------------------
 Enhance           We help our clients evaluate an individual project's success before embarking on the next project or major phase. We
                   refine our most recent implementation and enhance the
                   application in response to changes in user requirements. We also offer our clients opportunities to expand their
                   implementations with application enhancement and database
                   consulting services.


   i2K Architectural Model. i2K is our proprietary collection of architectural principles, methods and frameworks for B2B e-Commerce solutions. It provides our clients a schematic for developing solutions that are scalable, adaptable, integrated with their legacy systems and extendable outside their enterprise to their trading partners systems.

   Productization Model. We have combined our LightSpeed delivery model, our i2K architectural model, commercially available off-the-shelf software and the collective knowledge of our professionals into productized service offerings for specific business processes. We have targeted two critical business processes with these Internet offerings, sales and customer care. With eSales and eCare, we can quickly assess and analyze our clients' business and recommend a portfolio of applications, develop an implementation strategy, define system requirements, design the technology architecture, and then prototype, engineer and enhance the solutions. Using eSales and eCare we can rapidly deliver what we have determined to be the most common functionality for B2B customer relationship management processes.

   Upon implementation of eSales or eCare, our clients' and their trading partners' sales or customer service representatives have access to a broad variety of capabilities to facilitate interaction with, and satisfy the needs of, their business customers. Some of the more common functionalities include:

  . customer profiling

  . sales or customer service workflow or process management

  . sales or customer service case management

  . custom database-driven views of customers, products, suppliers and orders

  . e-mail messaging

  . sales and customer care management reporting

  . integration with call center operations

   eSales enables our clients to generate revenue through Internet-based sales channels; satisfy and retain customers through online order and sales management; and streamline the purchasing process for their business customers.


   eCare enables our clients to integrate service channels to ensure consistent, high-quality customer interaction; retain customers through personalized and responsive service; reduce overhead and call center volume; and capture customer data.


Clients

   The following is a list of our clients that generated more than $100,000 in revenues during 1999:

   ADP

                                             GoTo.com

   Amkor Technology, Inc.

                                             Siemens

   Cadence Design Systems

                                             Sun Microsystems, Inc.

   Citigroup

                                             Pure Markets

   Crane Co.

                                             SMART Modular Technologies, Inc.

   ePolicy.com

                                             tradepac.com


   Fujitsu

   In 1999, our five largest clients represented 78.9% of our revenues, including ADP and ePolicy.com, each of which represented more than 10% of our revenues.

   In addition, we began engagements for the following additional clients in the fourth quarter of 1999:

   Charles Schwab & Co., Inc.                           Portera Systems

   Grainger.com, a subsidiary of W.W. Grainger, Inc.    Utility.com, Inc.

   Moai Technologies, Inc.

Employees

   As of January 27, 2000, we had 207 employees. Of these employees, 149 were consulting and services delivery professionals, and 58 were personnel performing marketing, sales, human resources, finance, accounting, legal, internal information systems and administrative functions, including ten executives and 20 sales and marketing personnel. None of our employees is represented by a labor union, and we consider our employee relations to be excellent.

Competition

   The market for Internet professional services is intensely competitive and subject to rapid technological change. We believe the principal competitive factors in our industry are reputation and client satisfaction; the experience and skill levels of professionals; advanced technical architecture and project management expertise; ability to predict project cost and manage resource scheduling; and ability to recruit and retain professionals. Our competition falls into the following categories:

  . Internet professional services firms (such as Lante, Proxicom, Sapient,
    Scient, US Interactive and Viant)

  . information technology consulting and systems integration firms (such as Andersen Consulting, Cambridge Technology Partners and EDS)

  . services divisions of computer hardware and software vendors (such as IBM and Oracle)

  . web design firms (such as Modem Media . Poppe Tyson and Razorfish)

  . information technology strategy consulting firms (such as @McKinsey, Diamond Technology Partners and Mainspring)

  . in-house information technology departments of our current and potential clients

   Future competitors may offer services that provide significant performance, price, creative or other advantages over those offered by us. Therefore, we expect to face additional competition from new entrants into our industry.

Alliances

   We leverage our marketing and sales efforts through alliances with a number of vendors of Internet technology. Our partners include Active Software, Art Technology Group, BroadVision, Exodus Communications, Extricity Software, Hewlett-Packard, Microsoft, Moai Technologies, Oracle, Selectica, Silknet Software and Vitria. These partners may recommend our services to their clients, provide us sales leads, deliver training for our professionals and enable us to obtain advance access to their technologies.

Sales and Marketing

   Our sales efforts are targeted at corporate clients who are investing significant resources in their B2B e-Commerce strategies. Our sales force generates leads through a combination of direct mail, targeted events with industry thought leaders and cooperative marketing with our alliance partners. We have sales offices in the metropolitan areas of San Francisco, New York, Chicago and Washington, D.C.,

   To augment our sales effort we also have a separate marketing department focused on two key objectives:

  . building brand recognition at a national level to drive business growth and support our recruiting efforts

  . developing and cultivating leads for our sales force

   To achieve these objectives, we engage in market research, public relations and advertising, participate in trade shows and conduct seminars. In addition, we employ a communication strategy based on standards for our logo, corporate identity, website and marketing materials.

Intellectual Property Rights

   Our proprietary knowledge base and the other intellectual property rights that we develop for our clients are an integral part of our business. Our clients generally retain ownership of custom work product and we retain a royalty-free license to use some or all of the applications, processes and intellectual property developed in connection with customer projects. This information is accessible on our knowledge base only to our employees via our secure corporate intranet.

Facilities

   Our principal executive offices are located in approximately 21,000 square feet of leased office space in Redwood Shores, California. The lease for this office space is for a term of two years and expires on March 31, 2001. We also have offices in the metropolitan areas of New York, New York, Washington, D.C. and Chicago, Illinois; We lease all of our facilities and consider these facilities to be adequate for our needs for the foreseeable future.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and other key employees are as follows:

 Name                                 Age              Position(s)
 ------------------------------------ --- -----------------------------------
 Ashok Santhanam.....................  46 Chairman of the Board of Directors
                                          and Founder
 David A. Lavanty....................  39 President, Chief Executive Officer
                                          and Director
 Richard M. Cerwonka.................  48 Senior Vice President
 Carol C. Halliday...................  53 Senior Vice President
 Anthony H. Moretto..................  51 Senior Vice President
 Elizabeth Campbell..................  39 Vice President of Human Resources
 Michael Makishima...................  38 Vice President of Finance
 Tobias Younis.......................  50 Vice President of Marketing
 Robert J. Kudis.....................  34 Vice President and General Manager,
                                          Central Region
 Edward F. Leppert...................  39 Vice President and General Manager,
                                          Northeast Region
 Srikantan Moorthy...................  37 General Manager, Southeast Region
 Michael Bealmear....................  51 Director
 Todd Dagres.........................  39 Director
 Robert Ducommun.....................  48 Director
 Frank Pinto.........................  46 Director
 Jake Reynolds.......................  32 Director

   Ashok Santhanam is our founder and has served as the Chairman of our Board of Directors since January 1999. From our inception to January 1999, Mr. Santhanam was our President and Chief Executive Officer. Prior to founding Inventa, Mr. Santhanam was the founder and President of Ventura Data Systems Pvt. Ltd., an information technology services firm based in Bangalore, India. Before establishing Ventura, Mr. Santhanam held various technical and management positions at Gould Inc., a publicly held technology company, including Director of Operations in the Recording Systems Division from 1983 to 1986. Mr. Santhanam holds a Bachelor of Technology degree from the Indian Institute of Technology in Madras, India and an MBA from Harvard Business School.

   David A. Lavanty has served as our President and Chief Executive Officer since January 1999. From June 1998 to December 1998, he served as Senior Vice President, Worldwide Consulting for Siebel Systems, Inc., an enterprise relationship management application software company. From March 1995 to April 1998, Mr. Lavanty held several positions at Sybase, Inc., a software company, including Vice President and General Manager, Professional Services for the Americas and Vice President, Southeast and Federal Professional Services. Prior to Sybase, Mr. Lavanty held positions as Vice President of Consulting Services at Oracle Corporation, a software company, and Senior Vice President at PRC Realty Systems, a systems integration company. Mr. Lavanty received a BS from the University of Akron and an MBA from Marymount University.

   Richard M. Cerwonka has served as a Senior Vice President since January 2000. From May 1999 to January 2000, he was President and Chief Executive Officer of XTEND-Tech. From November 1998 to May 1999, Mr. Cerwonka was Area Vice President, Southeast for the Enterprise Solutions Division of Sybase. From April 1998 to November 1998, he served as the Area Vice President, Southeast Professional Services for Sybase. From July 1995 to April 1998, Mr. Cerwonka was a Practice Director, Professional Services for Sybase. From January 1980 to July 1995, he held a variety of positions at Sea-Land Service, Inc., a global transportation company, including Director of Equipment Engineering, Director of Information Technology and Director of Terminal Operations.

   Carol C. Halliday has served as a Senior Vice President since January 2000. From April 1999 to January 2000, she was our Vice President and General Manager of the Western Region. From October 1991 to April

1999, Ms. Halliday held a variety of positions at Sybase, including Area Vice President, West Professional Services, Vice President, Strategic Solutions Division and Practice Director, Rocky Mountain Professional Services. Prior to Sybase, she served as Director of Distributed Application Development for Fidelity Investments, a financial services company.

   Anthony H. Moretto has served as a Senior Vice President since April 1999. From April 1993 to April 1999, Mr. Moretto held a variety of positions at Sybase, including Vice President and General Manager, Professional Services, Area Vice President, Southeast Professional Services and Practice Manager, Professional Services. Prior to Sybase, he served as a Senior Managing Consultant for Oracle, Branch Manager for Cap Gemini America, a systems integration company, and Director, Commercial Systems Integration for Martin Marietta Data Systems, a systems integration company. Mr. Moretto holds a BBA from the Wharton School at the University of Pennsylvania.

   Elizabeth Campbell has served as Vice President of Human Resources since September 1999. She was our Director of Human Resources from August 1998 to September 1999. From December 1996 to July 1998, Ms. Campbell was President of Search Worldwide, a technology human resources consulting company she founded. From May 1993 to November 1996, Ms. Campbell was Director of Corporate Human Resources for Informix Software, a relational database software company.

   Michael Makishima has served as Vice President of Finance since December 1999. He was our Controller from July 1997 to December 1999. From March 1989 to December 1996, Mr. Makishima held several positions at Liant Software Corporation, a software company, including General Manager of Liant Software Services, Director of Manufacturing, Director of Corporate Finance and Vice President of Finance and Administration of Ryan McFarland Corporation, a subsidiary of Liant.

   Tobias Younis has served as Vice President of Marketing since November 1999. From August 1997 to November 1999, Mr. Younis served as Vice President for META Group, an information technology research company. From June 1994 to August 1997, Mr. Younis was a Director of Enterprise Systems Consulting for Sybase. From January 1992 to June 1994, Mr. Younis was founder and President for Marcomm Associates, a marketing consulting company. Prior to Marcomm, Mr. Younis served as Vice President of Special Marketing Operations at Oracle Corporation.

   Robert J. Kudis has served as Vice President and General Manager of the Central Region since May 1999. From January 1997 to May 1999, Mr. Kudis served as Vice President of Consulting, U.S. Central Region, for the Baan Company, an enterprise resource software company. From May 1987 to January 1997, Mr. Kudis was a consultant for Ernst & Young, a public accounting firm. Mr. Kudis holds a BBA in Information Systems from the University of Wisconsin.

   Edward F. Leppert has served as Vice President and General Manager of the Northeast Region since October 1999. He served as our Vice President and Managing Director of the Eastern Region from January 1999 to September 1999, and as our Managing Director of the Eastern Region from November 1997 to January 1999. From March 1996 to November 1997, Mr. Leppert served as Director of Operations and General Manager for Cambridge Technology Partners, a systems integration company. From September 1991 to March 1996, Mr. Leppert served as Associate Director, Information Management for Bristol-Myers Squibb Company, a consumer products manufacturing company. Prior to Bristol-Myers Squibb, Mr. Leppert served as a Senior Manager for Andersen Consulting, a consulting firm. Mr. Leppert holds a BS degree in systems planning and management from the Stevens Institute of Technology.

   Srikantan Moorthy has served as General Manager of the Southeast Region since November 1999. Mr. Moorthy served as our Director of Operations from May 1996 to November 1999, as a Practice Director from January 1996 to April 1996, as a Consulting Practice Manager from August 1994 to January 1996, and as Technical Staff Manager from August 1993 to August 1994. Mr. Moorthy joined us as a Principal Software Engineer in January 1993. Mr. Moorthy has a Bachelor of Engineering degree from Bangalore University, India.

   Michael Bealmear has served as a Director since September 1998. Mr. Bealmear is President and Chief Executive Officer of Spear Technologies, Inc., a privately held software company. Prior to Spear, he was Executive Vice President at Cadence and Senior Vice President of Worldwide Services at Sybase. Mr. Bealmear also is a director of several privately owned companies. Mr. Bealmear has a BS in Electrical Engineering from the University of Texas and an MS in Mathematics and Computer Science from Rice University.

   Todd Dagres has served as a Director since February 1997. Mr. Dagres is a General Partner with Battery Ventures, a venture capital firm. Mr. Dagres is a director of Akamai Technologies, an Internet content distribution firm; Qtera Technologies, a telecommunications equipment provider; Edgix, an internet content delivery firm; Predictive Networks, a developer of Internet profiling and content delivery systems; Convergent Networks, a data and voice equipment company; Equipe Communications, a network equipment firm; River Delta Networks, a networking solutions company; and InformationView Solutions, a provider of network cost management solutions. Mr. Dagres is also an Adjunct Professor at the Sloan School of Management of the Massachusetts Institute of Technology. He has an MS in Economics from Trinity College and an MBA from Boston University.

   Robert Ducommun has served as a Director since June 1994. Mr. Ducommun is a director of Ducommun Incorporated, a publicly held company that provides products and services to the aerospace industry, and a director of several private companies. He has been a private investor in and advisor to emerging companies since 1992. He was Executive Vice President and Chief Financial Officer of Aviva Sports, a sports toy marketing company, and chief financial officer of Microsource, Inc., a manufacturer of microwave components. Mr. Ducommun has a BA degree from Stanford University and an MBA from Harvard Business School.

   Frank Pinto has served as a Director since May 1998. Mr. Pinto is a Principal with Boston Millennia Partners, a venture capital firm. He manages Boston Millennia Partners' investments in Knowledge Impact, a customer relationship management training firm, InfoLibria, an Internet infrastructure solutions firm, and is a director of Quality Packaging Systems, a pharmaceutical services company. Mr. Pinto holds a BA degree in Economics and Environmental Studies from Middlebury College and an MBA from the Amos Tuck School at Dartmouth College.

   Jake Reynolds has served as a Director since October 1998. He is a General Partner of Technology Crossover Ventures, a venture capital firm. He also serves as a director of several private companies. Mr. Reynolds received an AB degree in Geography from Dartmouth College and an MBA from Columbia Business School.

Board of Directors

   Our board of directors is currently comprised of seven directors. Our amended and restated bylaws authorize not less than five directors and not more than seven directors.

Board Committees

   Our board of directors has a compensation committee and an audit committee. The Compensation Committee is comprised of Jake Reynolds, its chairman, Todd Dagres and Frank Pinto. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option plans.

   The Audit Committee is comprised of Robert Ducommun, its chairman, Michael Bealmear and Frank Pinto. The Audit Committee is responsible for assuring the integrity of our financial control, audit and reporting functions. It reviews with our management and our independent accountants the effectiveness of our financial controls, accounting and reporting practices and procedures. In addition, the Audit Committee reviews the qualifications of our independent accountants, make recommendations to the board of directors regarding the selection of our auditors, reviews the scope, fees and results of activities related to audit and non-audit services.

Compensation Committee Interlocks and Insider Participation

   Our board of directors did not have a compensation committee until May 1998. From May 1998 to December 1999, the Compensation Committee was comprised of Ashok Santhanam, Todd Dagres and Frank Pinto. In December 1999, Jake Reynolds replaced Ashok Santhanam on this committee. During the fiscal year 1999, the Compensation Committee met four times. Prior to May 1998, determinations regarding the compensation of our officers were made by our board of directors.

Director Compensation

   We do not pay fees to directors for serving on our board of directors. Directors who are not employees are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. Employee and non-employee directors are also eligible to receive options under our 1993 Stock Option Plan.

Executive Compensation

   The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our four other mostly highly compensated executive officers for the year ended December 31, 1999. We use the term "Named Executive Officers" to refer to these people in this prospectus.

                           Summary Compensation Table

                                                                    Long-Term
                                                      Annual       Compensation
                                                   Compensation       Awards
                                                 ----------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position(s)                    Salary   Bonus     Options
-----------------------------------------------  -------- -------- ------------
Ashok Santhanam, Chairman of the Board and
 Founder.......................................  $175,000 $ 30,000       --
David A. Lavanty, President and Chief Executive
 Officer.......................................   250,000  100,000   100,000
Anthony H. Moretto, Senior Vice President......   147,051   62,500   240,000
Carol C. Halliday, Senior Vice President.......   126,923   30,093   175,000
Michael Makishima, Vice President of Finance...   124,583   36,300    55,000

   The following table sets forth information with respect to stock options granted during the year ended December 31, 1999, to each of the Named Executive
Officers:

                       Option Grants in Last Fiscal Year

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                                       Individual Grants                for Option Term(2)
                         --------------------------------------------- ---------------------
                         Number of   Percent of   Weighted
                           Shares   Total Options  Average
                         Underlying  Granted to   Exercise
                          Options   Employees in    Price   Expiration
Name                     Granted(1)  Fiscal Year  per share    Date        5%        10%
------------------------ ---------- ------------- --------- ---------- ---------- ----------
Ashok Santhanam.........      --          --           --       --         --         --
David A. Lavanty........  100,000        4.0%(3)   $  0.45    8/01/09  $1,505,565 $2,323,791
Anthony H. Moretto......  240,000       10.0%(4)      0.20    8/01/09   3,695,847  5,686,684
Carol C. Halliday.......  175,000        7.0%(5)      0.20    8/01/09   2,694,544  4,146,084
Michael Makishima.......   55,000        2.0%(6)      0.73   11/23/09     803,607  1,240,644

--------
(1) All options were granted under our 1993 Plan. Options granted under the Plan vest over a four-year period with 25% vesting at the first anniversary date of the grant date and the remaining shares vesting in equal monthly installments over the next 36 months. The board retains sole discretion to modify the terms, including the price, of outstanding options.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of offer to their expiration date based upon an initial public offering price of $10.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(3) Excludes options to purchase 865,000 shares of common stock at an exercise price of $0.15 per share granted to Mr. Lavanty on December 31, 1998, and effective on the date of this offering a grant of options to purchase an additional 290,000 shares of common stock at an exercise price equal to the then existing share price.

(4) Of the 240,000 options to purchase our common stock granted to Mr. Moretto, 200,000 options granted on June 30, 1999, have an exercise price of $0.15 per share and the other 40,000 options granted on August 1, 1999, have an exercise price of $0.45 per share.

(5) Of the 175,000 options to purchase our common stock granted to Ms. Halliday, 145,000 options granted on June 30, 1999, have an exercise price of $0.15 per share and the other 30,000 options granted on August 1, 1999, have an exercise price of $0.45 per share.

(6) Excludes options to purchase 30,000 shares of our common stock at an exercise price of $0.15 granted to Mr. Makishima on August 20, 1997. Of the total grant of 55,000 options to Mr. Makishima, 15,000 options granted on January 31, 1999, have an exercise price of $0.15 per share, 15,000 options granted on August 1, 1999, have an exercise price of $0.45 per share, and 25,000 options granted on November 23, 1999, have an exercise price of $1.25 per share.

   The following table sets forth certain information regarding exercised stock options during the year ended December 31, 1999, and unexercised options held as of December 31, 1999, by each of the Named Executive Officers:

                             Year-End Option Values

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                  Options at          In-the-Money Options at
                         Acquired              December 31, 1999       December 31, 1999(1)
                            On     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
------------------------ -------- -------- ----------- ------------- ----------- -------------
Ashok Santhanam.........    --       --          --           --            --           --
David A. Lavanty........    --       --      216,250      748,750    $1,373,187   $4,724,562
Anthony H. Moretto......    --       --       50,000      190,000       317,500    1,194,500
Carol C. Halliday.......    --       --          --       175,000           --           --
Michael Makishima.......    --       --       18,749       66,251       119,056      388,693

--------
(1) Calculated on the basis of the fair market value of the underlying securities of $6.50 per share as of December 31, 1999, minus the per share exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

   Ashok Santhanam. We entered into an employment agreement dated May 11, 1998, with Ashok Santhanam, our founder and Chairman of the Board of Directors. The term of the agreement shall continue unless we or Mr. Santhanam elect to terminate the agreement. The employment agreement provides for an annual base salary of $160,000, to be reviewed annually, and an annual maximum bonus of $90,000, subject to annual review, payable at the discretion of our board of directors. Effective January 1, 1999, our Board of Directors increased
Mr. Santhanam's annual base salary to $175,000. The employment agreement also provides that, in the event of his termination without cause, we will pay Mr. Santhanam his accrued compensation to the date of termination and continue his car lease payments, maintain his health, welfare and retirement benefits, and provide severance compensation equal to his base salary and bonus for 12 months after his termination date. In addition, any options granted to Mr. Santhanam would continue to vest during the 12 months following his termination date. The agreement also provides that Mr. Santhanam will not engage in a competitive business activity for one year following termination in the event of his termination without cause, and for two years following termination if he resigns or is terminated for cause. The agreement further provides that Mr. Santhanam will not solicit our employees, nor our clients with respect to a competitive business activity, for two years following his termination for any reason.

   David A. Lavanty. We entered into an employment agreement dated December 31, 1998, with Mr. Lavanty, our President and Chief Executive Officer. The initial term of three years will automatically be renewed for successive one-year terms unless we or Mr. Lavanty elect to terminate the agreement at least 30 days before the end of a term. The employment agreement provides for an annual base salary of $250,000 and an annual bonus payable at the discretion of our board of directors. The employment agreement also provides that in the event of his termination without cause, we will pay Mr. Lavanty severance compensation equal to his base compensation, and maintain his health and retirement benefits, for 12 months after his termination date. In addition, any options granted to Mr. Lavanty will continue to vest during the 12 months following his termination date, and shall vest in full upon a change of control. The agreement also provides that Mr. Lavanty will not engage in a competitive business activity for one year following termination in the event of his termination for any reason. The agreement further provides that Mr. Lavanty will not solicit our employees nor our clients with respect to a competitive business activity for one year following his termination for any reason. The agreement provided for the grant of options to Mr. Lavanty to purchase up to 865,000 shares of common stock subject to vesting over a four-year period, 25% of which vested on signing and the balance of which will vest in 36 equal monthly installments beginning on the first anniversary date of the signing of the Agreement. Finally, the agreement provides for the grant to Mr. Lavanty of options to purchase up to 290,000 shares of common stock upon effectiveness of this prospectus at the initial public offering price.

   Anthony H. Moretto. We entered into an employment agreement dated March 17, 1999, with Mr. Moretto, a Senior Vice President, which provides for an annual base salary of $200,000 and a quarterly performance bonus. The employment agreement also provides that we will pay Mr. Moretto an amount equal to his base compensation for six months if we terminate Mr. Moretto without cause. In addition, the employment agreement provides that upon termination without cause, or within six months following a change of control, we will (i) continue to pay Mr. Moretto his base compensation for 12 months, and (ii) permit
Mr. Morretto's unvested options to continue to vest for 12 months. The agreement provided for the grant of options to Mr. Moretto to purchase 200,000 shares of common stock, subject to vesting over a four-year period, 25% of which vested immediately upon the execution of the agreement and the balance of which will vest in 36 equal installments beginning on the first anniversary of his employment. Fifty-percent of Mr. Moretto's unvested options will vest upon the occurrence of a change of control within his first two years of employment with us. Finally, we paid a one-time signing bonus to Mr. Moretto of $25,000.

   Tobias Younis. We entered into an employment agreement dated October 29, 1999, with Mr. Younis, our Vice President of Marketing, which provides for an annual base salary of $185,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Mr. Younis without cause, or within six months following a change of control, we will (i) continue to pay Mr. Younis his base compensation for six months, and (ii) permit Mr. Younis' unvested options to continue to vest for six months. The agreement provided for the grant of options to Mr. Younis to acquire 200,000 shares of common stock, subject to vesting over four years.

   Carol C. Halliday. We entered into an employment agreement dated March 12, 1999, with Ms. Halliday, a Senior Vice President, which provides for an annual base salary of $180,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Ms. Halliday without cause, we will continue to pay Ms. Halliday her base compensation for three months. The agreement provided for the grant of options to Ms. Halliday to acquire 145,000 shares of common stock, subject to vesting over four years.

   Robert J. Kudis. We entered into an employment agreement dated March 30, 1999, with Mr. Kudis, our Vice President and General Manager of Central Region Operations, which provides for an annual base salary of $175,000 and a quarterly performance bonus. The employment agreement also provides that if we terminate Mr. Kudis without cause, we will continue to pay Mr. Kudis his base compensation for three months. In addition, the agreement provides that if we terminate Mr. Kudis without cause within six months following a change of control, we will (i) continue to pay Mr. Kudis his base compensation for six months, and (ii) permit Mr. Kudis' unvested options to continue to vest for six months. The agreement provided for the grant of options to Mr. Kudis to acquire 90,000 shares of common stock, subject to vesting over four years. Fifty-percent of Mr. Kudis' unvested options will vest upon the occurrence of a change of control within his first two years of employment.

   Other employment agreements. We entered into employment agreements with Edward F. Leppert, Michael Makishima, Elizabeth Campbell and Srikantan Moorthy, which provide for severance payments equal to six months' salary, and options that will continue to vest for six months following termination upon (i) a change of control and termination without cause or (ii) a change of control and a relocation of the employee beyond a 30-mile radius from their office locations.

Employee Benefit Plans

   1993 Stock Option Plan. Our 1993 Stock Option Plan provides for the issuance to employees, directors and consultants of incentive stock options and non-qualified stock options to purchase up to a total of 5,355,000 shares of our common stock. Our board of directors or a committee designated by our board of directors may serve as administrator of the 1993 Plan. As of January 27, 2000, options issued under the 1993 Plan to purchase a total of 4,136,790 shares of common stock at a weighted average exercise price of $0.42 were outstanding, of which options to purchase 827,250 shares at a weighted average exercise price of $0.42 were fully vested. As of January 27, 2000, we had 958,808 shares of common stock available for future grant under this plan.

   The terms of options granted under the 1993 Plan are as determined by the administrator, subject to the following:

  . the option price per share for any incentive stock option or non-qualified stock option may not be less than the fair value and 85% of the fair value, respectively, of the common stock on the date of the grant

  . if an incentive stock option or non-qualified stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall be not less than 110% of the fair value of the common stock on the date of the grant

  . the term of each stock option may not exceed ten years, and in the case of a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years

  . payment for the exercise of an option may be in cash, in shares of common stock already owned by the option holder for more than six months and which have a fair value equal to the exercise price of the option, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to us the amount required to pay the exercise price, or by delivery of an irrevocable subscription agreement that irrevocably obligates the option holder to pay the aggregate exercise price not more than 12 months after the date of delivery of the subscription agreement

   The administrator has the power to determine the terms of the options granted, including the exercise price. The board of directors may amend, suspend or discontinue the 1993 Plan at any time, provided that such action may not affect any rights with respect to options previously granted under the 1993 Plan.

   Options granted under the 1993 Plan are not transferable other than by will or by the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by the optionee.

Options granted under the 1993 Plan must generally be exercised within three months of the optionee's separation of service from us, but in no event later than the expiration of the term of the option.

   The 1993 Plan provides that in the event of our merger with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the options or substitute an equivalent option, then our board of directors shall notify the optionees that the option will be exercisable for 15 days from the date of the notice and that the option will terminate thereafter. The 1993 Plan also provides that in the event of our proposed dissolution or liquidation, our board of directors will notify optionees at least 15 days prior to the proposed action and that the options will terminate immediately prior to the completion of the proposed action.

Employee Stock Purchase Plan. [To be provided by Amendment.]

   401(k) Plan. We have a 401(k) plan that provides a tax-qualified employee savings plan for our eligible employees. An employee may elect to reduce his or her current annual compensation on a pre-tax basis and to have the amount of the reduction contributed to the 401(k) savings plan. Subject to the restrictions imposed by the Internal Revenue Code on highly compensated employees, an employee may generally defer up to 25% of his or her pre-tax earnings or the statutorily prescribed limit, which was $10,000 in calendar year 1999. Our 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by our employees to our 401(k) plan and income earned on plan contributions are not taxable to employees until withdrawn from the 401(k) plan. The 401(k) savings plan permits, but does not require, additional matching contributions by us on behalf of all participants in the 401(k) savings plan.

   Life Insurance Program. We maintain a $2 million key man life insurance policy on Ashok Santhanam, our Chairman of the Board of Directors, payable to us in the event of Mr. Santhanam's death. We also maintain a $1 million key man life insurance policy on David A. Lavanty, our President and Chief Executive Officer, payable to us in the event of Mr. Lavanty's death.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On July 8, 1994, we sold an aggregate of 400,000 shares of Series A Preferred Stock at a price of $1.00 per share. We issued 400,000 shares of our Series A Preferred Stock pursuant to a two-for-one stock split declared in January 1997. All share numbers reflect the stock split. On February 14, 1997, we sold an aggregate of 2,560,000 shares of Series B Preferred Stock at a price of $1.25 per share. On May 11, 1998, and May 28, 1999, we sold an aggregate of 8,055,511 shares of Series C Preferred Stock at a price of $1.25 per share. On January 19, 2000, we sold an aggregate of 3,000,000 shares of Series D Preferred Stock at a price of $7.41 per share. Listed below are the directors, executive officers, stockholders and their affiliates that beneficially own 5% or more of our securities.

                                        Shares of Shares of Shares of Shares of
                              Shares of Series A  Series B  Series C  Series D
                               Common   Preferred Preferred Preferred Preferred
Investor                        Stock     Stock     Stock     Stock     Stock
----------------------------- --------- --------- --------- --------- ---------
5% Stockholder entity
 affiliated with us
  Ashok Santhanam(1)......... 4,500,000     --          --        --       --
Other 5% stockholders
  Boston Millennia Partners
   Limited Partnership(2)....       --      --          --  3,152,000  425,371
  Technology Crossover
   Ventures II, L.P.(3)......       --      --          --  3,152,000  425,371
  Battery Ventures(4)........       --      --    2,286,363 1,576,000   62,672

--------
(1) Ashok Santhanam, the Chairman of our Board of Directors, and his wife Revathi Santhanam are trustees of the Santhanam Family Trust, which holds 3,500,000 shares of common stock. Two irrevocable trusts each hold 500,000 shares of common stock for the benefit of their children. Mr. Santhanam and Mrs. Santhanam each disclaim any beneficial interest in the shares held by these irrevocable trusts.

(2) Frank Pinto, a director of our Company, is a principal of Boston Millennia Partners Limited Partnership. Mr. Pinto disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

(3) The Technology Crossover Ventures II, L.P. shares include shares purchased by TCV II (Q), L.P., Technology Crossover Ventures II, C.V., TCV II Strategic Partners, L.P., and TCV II, V.O.F. Mr. Reynolds, a director of our Company, and a General Partner of Technology Crossover Ventures, disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

(4) Mr. Dagres, a director of our Company, is a General Partner of Battery Ventures. Mr. Dagres disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

   Mr. Santhanam is a director and a 50% shareholder of Challenger Systems, Inc., an entity to which we paid $590,000 in 1997 and $485,000 in 1998 for software programming services.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of January 27, 2000, as adjusted to reflect the sale of common stock in this offering, by:

   . each person known to us to own beneficially more than 5% of our common stock

   . each of the Named Executive Officers

   . each of our directors

   . all of our executive officers and directors as a group

   Except as otherwise noted, the address of each person listed in the table is c/o Inventa Technologies, Inc., 255 Shoreline Drive, Suite 200, Redwood Shores, California 94065. The table includes all shares of common stock issuable within 60 days of January 27, 2000, upon the exercise of options and warrants beneficially owned by the indicated stockholders on that date based on options and warrants outstanding as of January 27, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 20,724,913 shares of common stock outstanding as of January 27, 2000, in each case together with applicable options and warrants for that stockholder. Shares of common stock issuable upon the exercise of options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                         Shares          Shares to be
                                   Beneficially Owned Beneficially Owned
                                   Prior to Offering    After Offering
                                   ------------------ ---------------------
Beneficial Owner                     Number   Percent  Number      Percent
---------------------------------  ---------- ------- ---------   ---------
Boston Millennia Partners Limited
 Partnership(1)..................   3,577,371  17.2%
Technology Crossover Ventures II,
 L.P.(2).........................   3,577,371  17.2
Battery Ventures III, L.P.(3)....   3,925,035  18.9
Ashok Santhanam(4)...............   4,500,000  21.7
David A. Lavanty(5)..............     270,311   1.2
Anthony H. Moretto(6)............      50,000    *
Michael Makishima(7).............      24,373    *
Robert Ducommun(8)...............     560,200    *
Michael Bealmear.................      40,000    *
Frank Pinto......................       4,000    *
All executive officers and
 directors as a group............  16,524,661  78.4

--------
 * Represents less than one percent of the total.

(1) Principal address is 30 Rowes Wharf, Suite 330, Boston, Massachusetts, 02110. Includes shares held by Boston Millennia Associates I Partnership and various individuals. Mr. Pinto, a director of our company, is a Principal with Boston Millennia Partners Limited Partnership. Mr. Pinto disclaims beneficial ownership of the shares held by this entity except to the extent of his proportional interest in the entity.

(2) Principal address is 575 High Street, Palo Alto, California, 94301. Includes 1,711,320 shares held by Technology Crossover Ventures II, L.P., 1,315,687 shares held by TCV II (Q), L.P., 261,284 shares held by Technology Crossover Ventures II, C.V., 233,488 shares held by TCV II, Strategic Partners, L.P., and 55,592 shares held by TCV II, V.O.F. Mr. Reynolds, a director of our company, is a General Partner of Technology Crossover Ventures. Mr. Reynolds disclaims beneficial ownership of the shares held by this entity except to the extent of his proportional interest in the entity.

(3) Principal address is 20 William Street, Wellesley, Massachusetts, 01282. Mr. Dagres, a director of our company, is a General Partner of Battery Ventures. Mr. Dagres disclaims beneficial ownership of the shares held by this entity except to the extent of his proportional interest in the entity.

(4) Mr. Santhanam, the Chairman of our Board of Directors, and his wife Revathi Santhanam are trustees of the Santhanam Family Trust, which holds 3,500,000 shares. Two irrevocable trusts each hold 500,000 shares for the benefit of Mr. Santhanam's two minor children. Mr. and Mrs. Santhanam disclaim beneficial ownership of the shares held by these irrevocable trusts.

(5) Mr. Lavanty is our President and Chief Executive Officer. Excludes 694,689 shares issuable upon exercise of options, and a grant of options to purchase an additional 290,000 shares effective on the date of this offering.

(6) Excludes 190,000 shares issuable upon exercise of options.

(7) Excludes 60,727 shares issuable upon exercise of options.

(8) Principal address is 1155 Park Avenue, New York, New York, 10128. Mr. Ducommun, a director of our company, is the Trustee of the Palmer G. and Charles E. Ducommun Charitable Annuity Trust which holds 241,700 shares. Mr. Ducommum, his sister, Electra D. de Peyster, and the Ducommun and Gross family foundations are the principal beneficiaries of the trust. Ms de Peyster is also a shareholder of ours.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation authorizes the issuance of up to 25,000,000 shares of common stock, par value $0.001 per share, and 14,779,511 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of January 27, 2000, there were outstanding 6,109,402 shares of common stock, and 14,615,511 shares of preferred stock, which are convertible into 14,615,511 shares of common stock upon the completion of this offering, were issued and outstanding.

Common Stock

   Each holder of our common stock is entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to the preferences of preferred stock issued after the sale of the common stock in this offering, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock, the shares of common stock to be issued upon conversion of the outstanding preferred stock, the shares of common stock to be issued in the contemporaneous private placement and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

   Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 14,779,511 million shares of preferred stock, par value $0.001 per share, in one or more series, with each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We currently have no plans to issue any shares of preferred stock.

Warrants

   As of January 27, 2000, we had outstanding warrants to purchase 160,000 shares of Series C Preferred Stock at an exercise price of $2.50 per share. These warrants are exercisable for 160,000 shares of common stock upon the completion of this offering. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrants for 160,000 shares of Series C Preferred Stock will expire on November 30, 2004.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

   . breach of their duty of loyalty to the corporation or its stockholders

   . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

   . unlawful payments of dividends or unlawful stock repurchases or redemptions

   . any transaction from which the director derived an improper personal benefit

   This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.

   We have obtained directors and officers' insurance providing indemnification for all of our directors and officers for certain liabilities. Prior to closing of this offering, we will enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, out of such person's services as a director, officer, employee, agent or fiduciary of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Registration Rights

   The holders of 14,615,511 shares of preferred stock, and 1,350,000 shares of common stock issued in connection with the acquisition of XTEND-Tech, referred to as "registrable securities," are entitled to certain rights with respect to registration of their shares under the Securities Act. These rights are provided under the terms of an investors' registration rights agreement between the holders of registrable securities and us. Beginning as soon as practicable after January 1, 2000, holders of at least 50% of the then outstanding registrable securities may require on up to two occasions that we register for public resale all or a lesser amount of their registrable securities. We need not register these shares if the requested registration would occur after we have effected two (2) registrations, or if the requested registration would occur within 180 days following the effective date of any Form S-1 registration statement we have filed. Also, we may defer the registration of the shares for up to 90 days if, in the good faith judgement of the board of directors, it would be seriously detrimental to our stockholders and us for the registration statement to be filed.

   In addition, holders of registrable securities may require on up to four occasions, but only once in any 12-month period that we register their shares for public resale on a Form S-3 registration statement; provided that

  . we are eligible to use Form S-3 and the value of registrable securities is at least $500,000

  . the request for Form S-3 registration does not occur within 180 days following the effective date of any registration statement registering shares of common stock

  . the request for Form S-3 registration does not occur within 180 days following the effective date of a registration statement registering registrable securities required by the holders of at least 50% of the outstanding registrable securities

  We shall not be required to maintain the effectiveness of any Form S-3 for more than 180 days from the effective date of the Form S-3. In view of market conditions, we may reduce the number of registrable securities to be registered on Form S-3 to not less than 50% of the shares the holders of registrable securities have requested to be registered. Furthermore, in the event we elect to register any of our shares of common stock for the purposes of effecting any public offering other than our initial public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but in view of market conditions, we may reduce the number of shares proposed to be registered. All expenses in connection with any registration will be borne by us.

Antitakeover Provisions

   Certain provisions of our amended and restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of us.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our amended and restated certificate of incorporation provides that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control of our management. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is
                            .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for the common stock. Future sales of substantial amounts of common stock in the public market following this offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.

   Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after January 27, 2000. Of these outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of
1933. The remaining           shares of common stock outstanding upon
completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All officers, directors and certain other holders of common stock have entered into contractual lock-up agreements, providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be eligible for sale beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.

         Eligibility of Restricted Shares for Sale in the Public Market

     At the Effective Date....................................              None
     90 Days After Effective Date.............................              None
     180 Days after Effective Date............................ 22,088,391 Shares
     More Than 180 Days After Effective Date..................  2,933,312 Shares

   In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . 1% of the number of shares of common stock then outstanding, which will
   equal approximately               shares immediately after the offering

 . the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the restricted shares proposed to be sold, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities and Exchange Act of 1933, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

   We, our executive officers and directors and certain of our stockholders have agreed not to sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc., subject to limited exceptions.

   We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under the 1993 Plan. This registration statement is expected to be filed within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

   Pursuant to the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters of the offering named below, for whom Lehman Brothers Inc., First Union Securities, Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

     Underwriters                                               Number of shares
     ------------                                               ----------------
     Lehman Brothers Inc.......................................
     First Union Securities, Inc...............................
     Friedman, Billings, Ramsey & Co., Inc. ...................
                                                                     ------
       Total...................................................
                                                                     ======

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase            additional shares described below.

     Paid by Us                                        No Exercise Full Exercise
     ----------                                        ----------- -------------
     Per share........................................    $            $
     Total............................................    $            $

   The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the initial public offering price less a
selling concession not in excess of $        share. The underwriters may allow,
and the dealers may reallow, a concession not in excess of $        per share
to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate
of         additional shares of common stock, exercisable solely to cover over-
allotments, if any, at the initial public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

   We, our executive officers and directors and certain of our other existing stockholders have agreed not to directly or indirectly do any of the following, whether any transaction described in clause (1) or (2) below is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc. on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

  (1) offer, sell or otherwise dispose of, or enter into any transaction or arrangement which is designed or could be expected to, result in the disposition or purchase by any person at any time in the future of, any shares of common stock or securities convertible into or exchangeable for common stock or substantially similar securities, other than any of the following:

       . the common stock sold under this prospectus

       . shares of common stock we issue under employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or under currently outstanding options, warrants or rights

  (2) sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock or substantially similar securities, other than the grant of options under option plans existing on the date hereof.

   Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INVA."

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $         .

   Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of common stock.

   The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

   The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of shares of common stock offered by them.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it was to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

   At our request, the underwriters have reserved up to 12% shares of the common stock offered by this prospectus for sale to our directors and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Fidelity Capital Markets, a division of National Financial Services Corporation will be facilitating electronic distribution of information through the Internet, their Intranet and other proprietary electronic technology. Fidelity Capital Markets will not be acting as an underwriter of this Offering.

   fbr.com, a division of FBR Investments Services, Inc., which is an affiliate of Friedman, Billings, Ramsey & Co., Inc., will be facilitating a portion of the Internet distribution for this offering. Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a limited number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the web site maintained by fbr.com. Other than the prospectus in electronic format, the information on the fbr.com web site relating to this offering is not a part of this prospectus and should not be relied upon by prospective investors.

   Certain of the representatives and their affiliates may in the future provide investment banking, financial advisory and other services to us for which these representatives may receive customary fees and commissions.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1997 and 1998, and September 30, 1999 and for the two years in the period ended December 31, 1998, and the nine month period ended September 30, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                            ARTWORK AND DIAGRAMS

                         [TO BE FILED BY AMENDMENT]

                              INVENTA CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
INVENTA CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................  F-2
  Consolidated Balance Sheet...............................................  F-3
  Consolidated Statement of Operations and Comprehensive Losses............  F-4
  Consolidated Statement of Stockholders' Equity (Deficit).................  F-5
  Consolidated Statement of Cash Flows.....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  Overview................................................................. F-20
  Unaudited Pro Forma Combined Balance Sheet............................... F-21
  Unaudited Pro Forma Combined Statement of Operations..................... F-22
  Notes to Pro Forma Combined Financial Information........................ F-23
XTEND-TECH, INC. FINANCIAL STATEMENTS

  Report of Independent Accountants........................................ F-24
  Balance Sheet............................................................ F-25
  Statement of Operations.................................................. F-26
  Statement of Cash Flows.................................................. F-27
  Notes to Financial Statements............................................ F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Inventa Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive losses, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Inventa Corporation and its subsidiary (the "Company") at December 31, 1997 and 1998 and at September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the nine month period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 21, 2000

                              INVENTA CORPORATION

                           CONSOLIDATED BALANCE SHEET
               (in thousands, except share and per share amounts)

                                                                       Pro Forma
                                                                     Stockholders'
                                        December 31,                   Equity at
                                     ----------------  September 30, September 30,
                                      1997     1998        1999          1999
                                     -------  -------  ------------- -------------
                                                                      (unaudited)
              ASSETS
              ------

 Current assets:
   Cash and cash equivalents......   $   671  $ 4,783    $  3,156
   Accounts receivable, net.......       622      637         634
   Prepaid expenses and other
    current assets................        37      142         990
                                     -------  -------    --------
    Total current assets..........     1,330    5,562       4,780
 Property and equipment, net......       451      661       1,618
 Other assets.....................        41       72         263
                                     -------  -------    --------
                                     $ 1,822  $ 6,295    $  6,661
                                     =======  =======    ========

     LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
 PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
 ---------------------------------------------------

 Current liabilities:
   Borrowings.....................   $   300  $   --     $    375
   Accounts payable...............       164      523         990
   Accrued expenses...............       326    1,125       1,649
   Capital lease obligations......       111      112         156
                                     -------  -------    --------
    Total current liabilities.....       901    1,760       3,170
 Borrowings, long-term............       --       300         --
 Capital lease obligations, long-
  term............................       192       73         348
 Deferred tax liabilities, long-
  term............................        25       17         --
                                     -------  -------    --------
                                       1,118    2,150       3,518
                                     -------  -------    --------

 Mandatorily redeemable
  convertible preferred stock:
   Series B mandatorily redeemable
    convertible preferred stock;
    $0.001 par value; 2,560,000
    shares authorized, issued and
    outstanding...................     3,200    3,200       3,469      $    --
   Series C mandatorily redeemable
    convertible preferred stock;
    $0.001 par value; 8,059,511
    shares authorized; 0,
    4,055,511, and 8,055,511
    shares issued and outstanding,
    respectively..................       --     5,070      10,918           --
                                     -------  -------    --------      --------
                                       3,200    8,270      14,387           --

 Stockholders' equity (deficit):
   Series A convertible preferred
    stock; $0.001 par value;
    1,000,000 shares authorized;
    800,000 shares issued and
    outstanding...................         1        1           1      $    --
   Common stock; $0.001 par value;
    25,000,000 shares authorized;
    4,642,000, 4,682,000 and
    4,717,053 shares issued and
    outstanding, respectively;
    16,132,564 (unaudited) shares
    issued and outstanding,
    pro forma.....................         5        5           5            16
 Additional paid-in capital.......       368    1,357       2,299        16,676
 Deferred stock-based
  compensation....................       --      (978)     (2,213)       (2,213)
 Accumulated comprehensive loss...      (111)     (93)        (93)          (93)
 Accumulated deficit..............    (2,759)  (4,417)    (11,243)      (11,243)
                                     -------  -------    --------      --------
    Total stockholders' equity
     (deficit)....................    (2,496)  (4,125)    (11,244)     $  3,143
                                     -------  -------    --------      ========
                                     $ 1,822  $ 6,295    $  6,661
                                     =======  =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              INVENTA CORPORATION

         CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSSES
               (in thousands, except share and per share amounts)

                                     Years Ended         Nine Months Ended
                                    December 31,           September 30,
                                 --------------------  ----------------------
                                   1997       1998        1998        1999
                                 ---------  ---------  ----------- ----------
                                                       (unaudited)
Revenues........................ $   5,196  $   8,016   $   6,001  $    7,924
                                 ---------  ---------   ---------  ----------

Operating expenses:
  Project personnel.............     2,677      2,799       2,005       5,260
  Sales and marketing...........     1,671      1,838       1,517       2,560
  General and administrative....     3,456      4,520       3,613       5,727
  Depreciation..................       187        251         174         366
  Amortization of deferred
   stock-based compensation.....       --          50         --          836
  Non-recurring expenses on
   closing of foreign
   operations...................       --         250         --          --
                                 ---------  ---------   ---------  ----------
    Total operating expenses....     7,991      9,708       7,309      14,749
                                 ---------  ---------   ---------  ----------
Loss from operations............    (2,795)    (1,692)     (1,308)     (6,825)
Interest and other income.......         4         92          53          85
Interest expense................       (83)       (56)        (43)        (71)
                                 ---------  ---------   ---------  ----------
Loss before income taxes........    (2,874)    (1,656)     (1,298)     (6,811)
Income tax expense..............       (90)        (2)        --          (15)
                                 ---------  ---------   ---------  ----------
Net loss........................    (2,964)    (1,658)     (1,298)     (6,826)
                                 ---------  ---------   ---------  ----------
Accretion of mandatorily
 redeemable convertible
 preferred stock to redemption
 value..........................       --         --          --       (1,117)
                                 ---------  ---------   ---------  ----------
Net loss attributable to common
 stockholders................... $  (2,964) $  (1,658)  $  (1,298) $   (7,943)
                                 =========  =========   =========  ==========
Other comprehensive losses:
  Foreign currency translation
   adjustment...................      (112)        18         --          --
                                 ---------  ---------   ---------  ----------
Comprehensive loss.............. $  (3,076) $  (1,640)  $  (1,298) $   (7,943)
                                 =========  =========   =========  ==========

Net loss per share:
  Basic and diluted............. $   (0.65) $   (0.36)  $   (0.28) $    (1.69)
                                 =========  =========   =========  ==========
  Weighted average shares....... 4,556,893  4,658,735   4,658,274   4,692,638
                                 =========  =========   =========  ==========

Pro forma net loss per share
 (unaudited):
  Basic and diluted.............                                   $    (0.49)
                                                                   ==========
  Weighted average shares.......                                   13,885,927
                                                                   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                              INVENTA CORPORATION

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                             Series A
                            Convertible                                                             Retained       Total
                          Preferred Stock     Common Stock  Additional   Deferred    Accumulated   Earnings/   Stockholders'
                          -----------------   -------------  Paid-in   Stock-Based  Comprehensive (Accumulated    Equity
                          Shares    Amount    Shares Amount  Capital   Compensation    Losses       Deficit)     (Deficit)
                          -------   -------   ------ ------ ---------- ------------ ------------- ------------ -------------
Balance at December 31,
 1996...................       800   $     1  4,543   $ 5    $   388     $   --         $   1       $    205     $    600

Stock issuance costs....       --         --    --     --        (25)        --           --             --           (25)
Exercise of common stock
 options................       --         --     99    --          5         --           --             --             5
Foreign currency
 translation
 adjustment.............       --         --    --     --        --          --          (112)           --          (112)
Net loss................       --         --    --     --        --          --           --          (2,964)      (2,964)
                           -------   -------  -----   ---    -------     -------        -----       --------     --------
Balance at December 31,
 1997...................       800         1  4,642     5        368         --          (111)        (2,759)      (2,496)

Stock issuance costs....       --         --    --     --        (42)        --           --             --           (42)
Exercise of common stock
 options................       --         --     40    --          3         --           --             --             3
Deferred stock-based
 compensation...........       --         --    --     --      1,028      (1,028)         --             --           --
Amortization of stock-
 based compensation.....       --         --    --     --        --           50          --             --            50
Foreign currency
 translation
 adjustment.............       --         --    --     --        --          --            18            --            18
Net loss................       --         --    --     --        --          --           --          (1,658)      (1,658)
                           -------   -------  -----   ---    -------     -------        -----       --------     --------
Balance at December 31,
 1998...................       800         1  4,682     5      1,357        (978)         (93)        (4,417)      (4,125)

Stock issuance costs....       --         --    --     --        (16)        --           --             --           (16)
Exercise of common stock
 options................       --         --     35    --          4         --           --             --             4
Accretion of mandatorily
 redeemable convertible
 preferred stock........       --         --    --     --     (1,117)        --           --             --        (1,117)
Deferred stock-based
 compensation...........       --         --    --     --      2,071      (2,071)         --             --           --
Amortization of stock-
 based compensation.....       --         --    --     --        --          836          --             --           836
Net loss................       --         --    --     --        --          --           --          (6,826)      (6,826)
                           -------   -------  -----   ---    -------     -------        -----       --------     --------
Balance at September 30,
 1999...................       800   $     1  4,717   $ 5    $ 2,299     $(2,213)       $ (93)      $(11,243)    $(11,244)
                           =======   =======  =====   ===    =======     =======        =====       ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              INVENTA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                            Years Ended      Nine Months Ended
                                            December 31,        September 30,
                                          ----------------  -------------------
                                           1997     1998       1998      1999
                                          -------  -------  ----------- -------
                                                            (unaudited)
Cash flows from operating activities:
  Net loss..............................  $(2,964) $(1,658)   $(1,298)  $(6,826)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
    Provision for doubtful accounts.....      258      (49)       --        --
    Depreciation........................      192      252        174       366
    Deferred income taxes...............       99      --         --        --
    Amortization of deferred stock-based
     compensation.......................      --        50         50       836
    Changes in operating assets and
     liabilities:
      Accounts receivable...............      250       78       (164)        3
      Prepaid expenses and other
       assets...........................       51     (121)      (854)   (1,039)
      Accounts payable..................     (151)     345        173       467
      Accrued expenses..................       14      797      1,032       525
      Income taxes payable..............        1      (26)       (26)       (1)
      Deferred tax liabilities..........        1       (8)        22       (17)
                                          -------  -------    -------   -------
        Net cash used in operating
         activities.....................   (2,249)    (340)      (891)   (5,686)
                                          -------  -------    -------   -------
Cash flows from investing activities:
  Purchase of property and equipment....      (50)    (460)      (270)     (837)
                                          -------  -------    -------   -------
        Net cash used in investing
         activities.....................      (50)    (460)      (270)     (837)
                                          -------  -------    -------   -------
Cash flows from financing activities:
  Proceeds from issuance of mandatorily
   redeemable convertible preferred
   stock, net of issuance costs.........    3,175    5,027      5,027     4,984
  Proceeds from issuance of common
   stock................................        5        3          2         4
  Proceeds from borrowings..............      --       300         91        75
  Repayment of borrowings...............     (165)    (300)      (300)      --
  Repayment of capital lease
   obligations..........................      (93)    (118)       (97)     (167)
                                          -------  -------    -------   -------
        Net cash provided by financing
         activities.....................    2,922    4,912      4,723     4,896
                                          -------  -------    -------   -------
Net increase (decrease) in cash and cash
 equivalents............................      623    4,112      3,562    (1,627)
Cash and cash equivalents, beginning of
 year...................................       48      671        671     4,783
                                          -------  -------    -------   -------
Cash and cash equivalents, end of year..  $   671  $ 4,783    $ 4,233   $ 3,156
                                          =======  =======    =======   =======
Supplemental cash flow information:
  Cash paid for the period:
    Interest............................  $    77  $    56    $    44   $    71
                                          =======  =======    =======   =======
    Taxes...............................  $    49  $   --     $   --    $    13
                                          =======  =======    =======   =======
Supplemental non-cash investing and
 financing activity:
  Property and equipment acquired under
   capital lease........................  $   285  $   --     $   --    $   486
                                          =======  =======    =======   =======

                              INVENTA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   Inventa Corporation (the "Company") was incorporated in California on October 26, 1988. The Company provides Internet professional services including business-to-business e-Commerce solutions to companies located primarily in the United States. The Company architects, engineers, integrates and supports complex business to business digital exchanges and digital customer relationship management solutions. Digital exchanges are electronic marketplaces that enable businesses to collaborate with trading partners, conduct e-Commerce, manage distribution relationships and enhance business partnerships. Digital customer relationship management is an Internet based approach to coordinating a company's customer relationships across communications channels, business functions and trading partners.

 Basis of Presentation

   The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned foreign subsidiary, ICG Systems SDN. BHD, located in Malaysia through December 31, 1998. All intercompany accounts between the Company and its wholly owned subsidiary have been eliminated in consolidation.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   The Company derives its revenues from professional services which are generally provided to clients on either a fixed-price or a time and materials basis. Revenue from fixed-price engagements is recognized using the percentage of completion method (based on the ratio of costs incurred to the total estimated project costs). Revenue from time and materials engagements is recognized as services are rendered. Payments received in advance of services rendered are recorded as deferred revenue. The Company reports revenue net of reimbursable expenses which are billed to and collected from clients.

   Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have not been significant.

   At December 31, 1997 and 1998, and September 30, 1999, the Company had $33,000, $32,000 and $879,000 in unbilled accounts receivable relating to revenue recognized but not billed due to timing of customer payment terms.

 Cash and Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

                              INVENTA CORPORATION

 Concentration of Credit Risks

   Financial instruments that potentially subject the Company to a concentration credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the United States. The Company performs ongoing credit evaluations of its clients and maintains an allowance for potential credit losses based upon the expected collectability of accounts receivable.

   The following table summarizes the revenues from clients in excess of 10% of total revenues:

                                                     Years Ended     Nine Months
                                                    December 31,        Ended
                                                    --------------  September 30,
                                                     1997    1998       1999
                                                    ------  ------  -------------
   Company A.......................................     3%      52%       39%
   Company B.......................................    --       --        20%
   Company C.......................................     1%      16%        6%
   Company D.......................................    17%       8%        6%
   Company E.......................................    18%       5%       --
   Company F.......................................    15%      --        --

   At December 31, 1997, Company E and F accounted for 15% and 17% of total accounts receivable, respectively. At December 31, 1998, Company A and C accounted for 38% and 27% of total accounts receivable, respectively. At September 30, 1999, Company A and B accounted for 16% and 25% of total accounts receivable, respectively.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The carrying value of the Company's capital leases approximate fair value because the implicit rates for these leases approximates prevailing market rates.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Equipment acquired under capital leases is amortized on a straight-line basis over the term of the lease or estimated useful lives, whichever is shorter. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset.

 Long-lived Assets

   The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Advertising

   Advertising is expensed as incurred. Advertising and public relations expenses for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1998 and 1999 totaled $91,000, $230,000, $190,000 and
$207,000, respectively.

                              INVENTA CORPORATION

 Stock-based Compensation

   The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The compensation expense is recognized over the option vesting period.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services."

 Pro Forma Stockholders' Equity (Unaudited)

   Effective upon the closing of this offering, the outstanding shares of Series A Convertible Preferred Stock, Series B and Series C Mandatorily Redeemable Convertible Preferred Stock will automatically convert into approximately 800,000, 2,560,000 and 8,055,511 shares, respectively, of Common Stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma Stockholders' Equity at September 30, 1999.

 Net Loss Per Share

   Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS "No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weight average number of common and potential common shares outstanding during the period, if their effect is dilutive. Potential common shares are comprised of incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon the conversion of Convertible Preferred Stock ("Preferred Stock").

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated, (in thousands, except share and per share data):

                                       Years Ended        Nine Months Ended
                                      December 31,          September 30,
                                   --------------------  ---------------------
                                     1997       1998        1998       1999
                                   ---------  ---------  ----------  ---------
                                                         (unaudited)
Historical:
 Numerator:
  Net loss........................ $  (2,964) $  (1,658) $  (1,298)  $  (6,826)
  Accretion of series B and C
   mandatorily redeemable
   convertible preferred stock....       --         --         --       (1,117)
                                   ---------  ---------  ---------   ---------
  Net loss attributable to common
   stockholders................... $  (2,964) $  (1,658) $  (1,298)  $  (7,943)
                                   =========  =========  =========   =========
 Denominator:
  Weighted average shares......... 4,556,893  4,658,735  4,658,274   4,692,638
                                   =========  =========  =========   =========
 Net loss per share:
  Basic and diluted............... $   (0.65) $   (0.36) $   (0.28)  $   (1.69)
                                   =========  =========  =========   =========

                              INVENTA CORPORATION

   The following table sets forth common stock equivalents that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the period indicated:

                                          Year Ended   Year Ended   Nine Months
                                         December 31, December 31, September 30,
                                             1997         1998         1999
                                         ------------ ------------ -------------
Weighted average effect of common stock
 equivalents:
  Series A convertible preferred
   stock...............................     800,000      800,000       800,000
  Series B mandatorily redeemable
   convertible preferred stock.........   2,133,333    2,560,000     2,560,000
  Series C mandatorily redeemable
   convertible preferred stock.........         --     2,703,674     5,833,289
  Convertible preferred stock
   warrants............................     200,000      200,000       200,000
  Employee stock options...............     496,779      416,068     2,040,252
                                          ---------    ---------    ----------
                                          3,630,112    6,679,742    11,433,541
                                          =========    =========    ==========

 Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share for the nine months ended September 30, 1999 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's Series A, Series B and Series C Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering, as if such change in conversion rate and conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes (i) an increase in the weighted average shares used to compute the basic net loss per share by 9,193,289 shares and (ii) a decrease in the net loss attributable to common stockholders for the accretion of mandatorily redeemable convertible preferred stock of $1,117,000. The calculation of diluted net loss per share excludes potential shares of common stock as the effect of their inclusion would be antidilutive. Pro forma potential common stock consists of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options.

 Foreign Currency Translation Policy

   The functional currency of ICG Systems SDN. BHD. is the local currency. Assets and liabilities are translated at exchange rates prevailing at the balance sheet dates. Revenues, costs and expenses are translated into United States dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity.

 Income Taxes

   Income taxes are accounted for using an asset and liability approach. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and research and development credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized, either through the generation of future taxable income or through carryback potential.

 Comprehensive Income

   The Company follows the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources.

                              INVENTA CORPORATION

 Segment Information

   The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the periods presented the Company operated in a single business segment.

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value and will be effective as of June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial condition or cash flows.

NOTE 2--BALANCE SHEET COMPONENTS (in thousands):

                                                    December 31,   September 30,
                                                    -------------  -------------
                                                    1997    1998       1999
                                                    -----  ------  -------------
Accounts receivable, net:
  Accounts receivable.............................. $ 955  $  945     $  808
  Less: Allowance for doubtful accounts............  (333)   (308)      (174)
                                                    -----  ------     ------
                                                    $ 622  $  637     $  634
                                                    =====  ======     ======
Property and equipment, net:
  Furniture and fixtures........................... $ 144  $  218     $  495
  Equipment........................................   702   1,051      1,599
  Leasehold improvements...........................    47      76        394
                                                    -----  ------     ------
                                                      893   1,345      2,488
Less: Accumulated depreciation ....................  (442)   (684)      (870)
                                                    -----  ------     ------
                                                    $ 451  $  661     $1,618
                                                    =====  ======     ======

   Property and equipment includes $456,000 of equipment under capital leases at December 31, 1997 and 1998 and $756,551 at September 30, 1999. Accumulated depreciation of assets under capital leases totaled $179,000, $234,000 and $266,874 at December 31, 1997, 1998 and September 30, 1999, respectively.

                                                        December
                                                           31,
                                                       ----------- September 30,
                                                       1997  1998      1999
                                                       ---- ------ -------------
   Accrued expenses:
     Payroll and related expenses..................... $180 $  510    $1,069
     General and administrative expenses..............  119    614       563
     Income taxes payable.............................   27      1        --
     Deferred tax liabilities, current................   --     --        17
                                                       ---- ------    ------
                                                       $326 $1,125    $1,649
                                                       ==== ======    ======

                              INVENTA CORPORATION

NOTE 3--RELATED PARTY TRANSACTIONS:

   During 1997 and 1998, the Company obtained contract services from an entity in which the Chairman, who was the Company's former President, has a significant investment. The Company paid approximately $590,000 during 1997 and $485,000 during 1998, which was estimated to approximate the fair market value, for the services. This relationship was mutually terminated in October 1998.

NOTE 4--INCOME TAXES:

   The provision for income taxes consists of the following, (in thousands):

                                                  December 31,
                                                 ----------------  September 30,
                                                  1997     1998        1999
                                                 -------  -------  -------------
   Current:
     Federal.................................... $    (3) $    --     $   13
     State and local............................       1        2          2
     Other......................................      29       --         --
                                                 -------  -------     ------
                                                      27        2         15
                                                 -------  -------     ------
   Deferred:
     Federal....................................      53       --         --
     State and local............................      10       --         --
                                                 -------  -------     ------
                                                      63       --         --
                                                 -------  -------     ------
                                                 $    90  $     2     $   15
                                                 =======  =======     ======

   Deferred tax assets and liabilities consist of the following, (in thousands):

                                                  December 31,
                                                 ----------------  September 30,
                                                  1997     1998        1999
                                                 -------  -------  -------------
   Deferred tax assets:
     Net operating loss carryforwards........... $ 1,102  $ 1,274     $3,869
     Accruals and other reserves................      53      341        225
     Fixed assets...............................      --      107         85
                                                 -------  -------     ------
   Total gross deferred tax assets..............   1,155    1,722      4,179
   Less: Valuation allowance....................  (1,155)  (1,722)    (4,179)
                                                 -------  -------     ------
                                                     --       --          --
                                                 -------  -------     ------
   Deferred tax liabilities:
     Fixed assets...............................     (25)     (17)        --
                                                 -------  -------     ------
                                                 $   (25) $   (17)    $   --
                                                 =======  =======     ======

   Management believes that based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

   As of September 30, 1999, the Company had approximately $10.0 million of federal net operating loss carryforwards and approximately $8.0 million of state net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards will expire between 2011 and 2019 and the state net operating loss carryforwards will expire between 2004 and 2006, if not utilized.

                              INVENTA CORPORATION

   Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period, as defined. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.

NOTE 5--BORROWINGS:

 Line of Credit

   At September 30, 1999, the Company had no balance outstanding and due under a line of credit with Silicon Valley Bank. The line of credit provides for borrowings of up to $1,000,000 which are secured by the Company's assets. The line of credit expires on June 22, 2000 and charges interest at a rate of 9.0% per annum. Under the line of credit, the Company is required to maintain certain financial ratios as stipulated in the agreement.

   This line of credit was terminated in November 1999.

 Equipment Lease Line

   At September 30, 1999, the Company had $375,000 outstanding under an equipment lease financing line with Silicon Valley Bank. The equipment lease line provides for borrowings of up to $600,000 which are secured by the Company's assets. The Company's ability to draw on the financing line expires on June 22, 2000. The lease line bears interest at a rate of 9.75% per annum. Under the line of credit, the Company is required to maintain certain financial covenants. This equipment lease line was paid in full in November 1999.

NOTE 6--COMMITMENTS:

 Lease Commitments

   The Company leases office space, equipment and an automobile under noncancelable operating and capital leases. Rent expense under the operating leases was approximately $157,000 and $214,000 for the years ended December 31, 1997 and 1998, respectively, and $143,000 and $583,000 for the nine month periods ended September 30, 1998 and 1999, respectively.

   Future minimum lease payments under the capital and noncancelable operating leases at September 30, 1999, are as follows:

                                                              Capital  Operating
   Years Ended December 31,                                   Leases    Leases
   ------------------------                                   -------  ---------
                                                               (in thousands)
   2000...................................................... $   188   $   963
   2001......................................................     150       496
   2002......................................................     104       185
   2003......................................................      96       116
   2004......................................................      27       --
                                                              -------   -------
                                                                  565   $ 1,760
                                                                        -------
   Less: Amounts representing interest.......................     (61)
                                                              -------
   Present value of minimum capital lease payments...........     504
   Less: Current portion.....................................    (156)
                                                              -------
   Capital lease obligations, long-term...................... $   348
                                                              =======

                              INVENTA CORPORATION

 Employment Agreements

   The Company has entered into employment agreements with certain officers of the Company. Some employment agreements also provide for severance in the event the individual is terminated without cause.

NOTE 7--CONVERTIBLE PREFERRED STOCK:

   Convertible Preferred Stock at September 30, 1999, consists of the following (in thousands):

                                           Shares
                                   ---------------------- Liquidation Redemption
   Series                          Authorized Outstanding   Amount      Amount
   ------                          ---------- ----------- ----------- ----------
   A..............................    1,000        800      $   400    $   --
   B..............................    2,560      2,560        3,200      6,400
   C..............................    8,060      8,056       10,069     20,140
                                     ------     ------      -------    -------
                                     11,620     11,416      $13,669    $26,540
                                     ======     ======      =======    =======

   The holders of Convertible Preferred Stock have the following rights and preferences:

 Voting

   Each share of Series A, Series B and Series C has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

 Dividends

   Holders of Series A, Series B and Series C are entitled to receive noncumulative dividends as declared by the Board of Directors at a rate of $0.03, $0.075 and $0.10 per share, respectively, per annum prior to any dividends being paid to holders of Common Stock. After payment of such dividends, declared dividends shall be paid to the holders of Common Stock and Convertible Preferred Stock in such amounts as they would be entitled to receive if their shares had been converted into shares of Common Stock. No dividends were declared by the Board from inception through September 30, 1999.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including merger or sale of substantially all assets, the Series A, Series B and Series C shareholders are entitled to receive with each series of Convertible Preferred Stock, on a pro rata basis, a distribution of $0.50, $1.25 and $1.25 per share, respectively, plus any unpaid but declared dividends prior to and in preference to any distribution to the holders of Common Stock. After the payment has been made to the holders of Series A, Series B and Series C, the holders of Common Stock are entitled to receive $0.40 per share. The remaining assets, if any, shall be distributed ratably among the holders of the Common Stock, Series A, Series B and Series C shareholders.

 Redemption

   The holders of Series C have the right to require the Company to redeem the then outstanding shares beginning on or after March 31, 2004 in three equal annual installments which is the fair value of the Series C at the time of redemption plus unpaid dividends. The holders of Series B have the right to require the Company to redeem the then outstanding shares any time after March 2004 in three annual installments for a redemption price, which is the fair value of the Series B at the time of redemption plus unpaid dividends. Fair values shall be determined by the Board of Directors but if it is unacceptable to the holders of the Series C or Series B,

                              INVENTA CORPORATION
then it shall be determined by an independent investment banking firm. The Series A has no redemption privileges.

   As the future redemption prices of the Series B and Series C shares are variable in amount, the difference between the Series B and Series C carrying values and their estimated future redemption value are being accreted ratably as a charge to additional paid-in capital.

   During the years ended December 31, 1997 and 1998, the carrying value of both the Series B and Series C approximated their estimated future redemption price and as such no accretion charges were recorded. During the nine months ended September 30, 1999, the Company recorded accretion charges of $1.1 million.

 Conversion

   Each share of Series A, Series B and Series C is convertible at the option of the holder into one share of Common Stock. The conversion ratio of Series B into Common Stock is subject to certain adjustments to prevent dilution. Series A, Series B and Series C automatically convert into Common Stock upon the completion of an underwritten public offering with gross proceeds of at least $5,000,000, $10,000,000 and $10,000,000 and a public offering price of not less than $1.75, $4.00 and $4.00 per share, respectively.

 Warrants

   In connection with the issuance of Series A, each holder was granted a warrant to purchase one share of preferred stock for every four shares of Series A owned at an exercise price per share of $0.50. The warrants expire at the earlier of December 31, 1999, the date of the Company's initial public offering of securities, or the date of acquisition of the Company. The value of the warrants at the time of their issuance was not material to the consolidated financial statements.

   Subsequent to September 30, 1999, warrants for an aggregate of 200,000 shares of Series A Convertible Preferred Stock were exercised. Gross proceeds from the exercise were $100,000.

NOTE 8--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 25,000,000 shares of Common Stock.


   At September 30, 1999, the Company had reserved the following number of shares of Common Stock for future issuance (in thousands):

   Series A Convertible Preferred Stock..................................    800
   Series B Mandatorily Redeemable Convertible Preferred Stock...........  2,560
   Series C Mandatorily Redeemable Convertible Preferred Stock...........  8,060
   Warrants for Series A Convertible Preferred Stock.....................    200
   Options under Stock Option Plan.......................................  5,138
                                                                          ------
                                                                          16,758
                                                                          ======

                              INVENTA CORPORATION

NOTE 9--STOCK OPTION PLAN:

   In 1993, the Board of Directors and shareholders adopted the 1993 Stock Option Plan (the "1993 Plan") which provides for granting of incentive stock options ("ISO's") and nonqualified stock options ("NSO's") for shares of Common Stock to employees, directors and consultants of the Company. In accordance with the 1993 Plan, the stated exercise price shall not be less than 100% and 85% of the estimated fair market value of the Common Stock as determined by the Board of Directors on the date of grant for ISO's and NSO's, respectively. Stock options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company must be issued at 110% of the fair market value of the stock on the date of grant. The 1993 Plan provides that the options shall be exercisable over a period not to exceed ten years and shall generally vest 25% one year after the date of grant and thereafter vest in equal monthly installments over the remaining 36 months.

   The following tables summarize stock option plan activity under the 1993 Plan (in thousands except per share amounts):

                                 Years Ended December 31,        Nine Months
                             --------------------------------- Ended September
                                   1997             1998           30, 1999
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Options  Price   Options  Price   Options  Price
                             ------- -------- ------- -------- ------- --------
   Outstanding at beginning
    of period..............    483    $0.05      425   $0.10    1,496   $0.14
   Granted.................    330     0.15    1,259    0.15    1,682    0.32
   Exercised...............    (99)    0.05      (41)   0.07      (35)   0.13
   Canceled................   (289)    0.09     (147)   0.09     (189)   0.22
                              ----             -----            -----
   Outstanding at end of
    period.................    425    $0.10    1,496   $0.14    2,954   $0.24
                              ====             =====            =====
   Options exercisable at
   end of period...........    --                348              483
                              ====             =====            =====
   Weighted average fair
    value of options
    granted during the
    period.................           $1.13            $1.13            $1.62
                                      =====            =====            =====

                                                           Options Exercisable
                               Options Outstanding at        at September 30,
                                 September 30, 1999                1999
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                           Number of   Remaining  Average              Average
   Exercise                 Options   Contractual Exercise   Number    Exercise
     Prices               Outstanding    Life      Price   Outstanding  Price
   --------               ----------- ----------- -------- ----------- --------
   $0.050................       73     5.8 years   $0.05        66      $0.05
   $0.150................    2,049     9.3 years    0.15       417       0.15
   $0.450................      679     9.8 years    0.45       --        0.45
   $0.625................      153     9.6 years    0.63       --        0.63
                             -----                             ---
                             2,954     9.3 years   $0.24       483      $0.14
                             =====                             ===

 Stock-based Compensation

   In connection with certain stock option grants during the nine months ended September 30, 1999 the Company recorded unearned stock-based compensation totaling $2,071,000, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the nine months ended September 30,

                              INVENTA CORPORATION

1999 totaled $836,000. If the stock-based compensation for the nine months ended September 30, 1999 had been allocated across the relevant functional expense categories within operating expenses, it would be allocated as follows (in thousands):

                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                                                       1999
                                                                   -------------
   Project personnel..............................................     $301
   Sales and marketing............................................       55
   General and administrative.....................................      480
                                                                       ----
                                                                       $836
                                                                       ====

 Fair Value Disclosures

   The Company has adopted the disclosure only provision of SFAS No. 123. Had compensation cost been determined for options issued under the 1993 Plan and outside the 1993 Plan based on the fair value of the options at the grant date for awards in 1997 and 1998 consistent with provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                 Years Ended      Nine Months
                                                December 31,         Ended
                                               ----------------  September 30,
                                                1997     1998        1999
                                               -------  -------  -------------
Net loss attributable to common stockholders:
  As reported................................. $(2,964) $(1,658)   $ (7,943)
                                               =======  =======    =======
  Pro forma................................... $(3,045) $(1,865)   $ (8,101)
                                               =======  =======    =======
Net loss per share--basic and diluted as
 reported..................................... $ (0.65) $ (0.36)   $  (1.69)
                                               =======  =======    =======
Net loss per share--basic and diluted pro
 forma........................................ $ (0.67) $ (0.40)   $  (1.73)
                                               =======  =======    =======

   The Company calculated the fair value of each option on the date of grant using the Black-Scholes pricing model with the following assumptions used for grants during the applicable period: annual dividend yield of 0%, risk-free annual interest rates of 4.47% to 6.31% for options granted during the period from January 1, 1997 through September 30, 1999 and a weighted average expected option term of five years.

NOTE 10--EMPLOYEE BENEFIT PLAN

   Effective January 1, 1996, and as amended on January 1, 1998, the Company adopted the Inventa Corporation Retirement Savings Plan (the "Plan") which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All full-time employees who are at least 21 years old are eligible to participate in the Plan. Participants may contribute up to maximum allowed under the law of their earnings to the Plan. A discretionary matching amount may be made by the Company. The Company made matching contributions for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 of $21,000, $30,000, $20,000, and $64,000, respectively.

                              INVENTA CORPORATION

NOTE 11--MALAYSIAN OPERATIONS:

   In November 1998, the Company announced a formal plan to close its operations in Malaysia and focus its effort in the United States. Accordingly, in February 1999, the Company engaged the services of a third party to assist in the orderly liquidation of the Malaysian subsidiary. In conjunction with this announcement, the Company made a provision of $250,000 in the consolidated financial statements for costs to be incurred in connection with the liquidation of the Malaysian subsidiary. The balance of this provision at September 30, 1999 was $134,073.

NOTE 12--SEGMENT AND GEOGRAPHIC INFORMATION:

   The Company operates in a single industry segment (as defined by SFAS No.
131) providing consulting and systems integration services.

   The following is a summary of service revenue by geographic area (in thousands):

                                                      Years Ended   Nine Months
                                                     December 31,      Ended
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Malaysia......................................... $  748 $  521    $  --
   United States....................................  4,448  7,495     7,924
                                                     ------ ------    ------
                                                     $5,196 $8,016    $7,924
                                                     ====== ======    ======

NOTE 13--SUBSEQUENT EVENTS:

 Borrowing Arrangement

   On November 17, 1999, the Company entered into a loan agreement with a financial institution. This agreement provided for borrowings of up to $4,000,000 under term loan ("Term Loan") and $2,000,000 under revolving line of credit. Borrowing under term loan bears interest at prime rate plus 2% with accrued interest paid monthly and is due at November 30, 2000. Borrowing under the line of credit is limited to the lesser of 80% of the amount of the eligible accounts receivable or $2,000,000, and bears interest at prime rate plus 2%. The Company borrowed the entire $4,000,000 available under the term loan on the date of the agreement.

   In connection with such debt financing, the Company issued warrants to purchase 160,000 shares of Series C Mandatorily Redeemable Preferred Stock at $2.50 per share, which expire in November 2004. The value of the warrants was determined using the Black-Scholes valuation model. The expense will be recognized as additional interest expense over the term of the borrowing arrangement. The warrants became exercisable upon the closing of the loan agreement.

 Series D Mandatorily Redeemable Preferred Stock

   On January 19, 2000, 3,000,000 shares of Series D Mandatorily Redeemable Preferred Stock were issued for gross proceeds of approximately $22.2 million. The issuance will result in a beneficial conversion feature of approximately $4.8 million calculated in accordance with Emerging Issues Task Force No. 98-5, which will result in an immediate charge to accumulated deficit.

                              INVENTA CORPORATION

 Stock-based Compensation

   In connection with certain stock option grants during the three months ended December 31, 1999, the Company recorded deferred stock-based compensation totaling $3.1 million, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. Stock-based compensation amortization recognized during the three months ended December 31, 1999 totaled $768,000.

 Acquisition

   Effective January 26, 2000, the Company acquired all the outstanding shares of common stock of XTEND-Tech, Inc., a provider of information technology consulting services. Total consideration paid in connection with this acquisition was 1,350,000 shares of the Company's common stock with a value of $12,150,000. This consideration consisted of a combination of the purchase price paid for the outstanding common stock of XTEND-Tech and consideration to certain employee stockholders of XTEND-Tech for continued employment with the Company.

   The acquisition will be accounted for using the purchase method of accounting. The amount of the consideration treated as purchase price for this acquisition was approximately $7,182,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the acquisition date. The purchase price consisted of 798,052 shares of the Company's common stock. The estimated allocation of the purchase price is as follows:

   Tangible assets.................................................. $  473,000
   Intangible assets
     Workforce......................................................  3,528,000
     Covenants not to compete.......................................    882,000
     Goodwill.......................................................  2,718,000
   Liabilities......................................................   (419,000)
                                                                     ----------
                                                                     $7,182,000
                                                                     ==========

   The amortization of the intangible assets will occur over the estimated periods to be benefited. The workforce intangible asset will be amortized on a straight-line basis over eighteen months from the acquisition date, however, retention of the acquired employees will be evaluated in future periods to assess whether accelerated amortization of this asset is warranted. The covenants not to compete intangible asset will be amortized on a straight-line basis over four years starting from the acquisition date. The goodwill is expected to be amortized on a straight-line basis over three years from the acquisition date.

   Additionally, the Company signed restricted stock agreements with certain employee stockholders of XTEND-Tech, Inc. as consideration for continued employment. Under these agreements, the stockholders receive 849,150 shares of the Company's common stock with a fair value of approximately $7,642,000 at the effective date of the stock purchase agreement. Under the restricted stock agreement, 297,202 shares vest immediately and therefore constitute part of the purchase price of the tangible and intangible assets of XTEND-Tech, Inc. The remaining 551,948 shares vest evenly over three years from the effective date of the stock purchase agreement. The fair value of the unvested shares, amounting to $4,968,000 has been recorded as deferred stock-based compensation which will be amortized over the three year vesting period of the restricted stock in accordance with FASB Interpretation No. 28.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                    OVERVIEW

   In January 2000, Inventa Corporation ("Inventa") entered into a stock acquisition agreement to acquire all outstanding shares of XTEND-Tech, Inc. ("XTEND-Tech"). Total consideration for the shares of XTEND-Tech was $12,150,000 consisting of 1,350,000 shares of common stock. The unaudited pro forma combined balance sheet is based on the individual balance sheets of Inventa and XTEND-Tech appearing elsewhere in this prospectus and has been prepared to reflect the acquisition of the common stock of XTEND-Tech by Inventa as of September 30, 1999. The unaudited pro forma combined statements of operations are based on individual historical results of operations of Inventa and XTEND-Tech for the nine months ended September 30, 1999, after giving effect to the acquisition of XTEND-Tech as if it had occurred on January 1, 1999.

   The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Inventa and XTEND-Tech. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results of operations that would have actually occurred had the acquisitions of Inventa and XTEND-Tech been effected on the dates assumed.

                              INVENTA CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
               (in thousands, except share and per share amounts)

                                                         Pro Forma
                                   Inventa   XTEND-Tech Adjustments   Pro Forma
                                   --------  ---------- -----------   ---------
             ASSETS
             ------
Current assets:
 Cash and cash equivalents.......  $  3,156    $  17      $   --      $  3,173
 Accounts receivable, net........       634      376          --         1,010
 Prepaid expenses and other
  current assets.................       990      --           --           990
                                   --------    -----      -------     --------
   Total current assets..........     4,780      393          --         5,173
Property and equipment, net......     1,618       80          --         1,698
Other assets.....................       263      --           --           263
Intangible assets................       --       --         4,410 (1)    4,410
Goodwill.........................       --       --         2,718 (1)    2,718
                                   --------    -----      -------     --------
                                   $  6,661    $ 473      $ 7,128     $ 14,262
                                   ========    =====      =======     ========
    LIABILITIES, MANDATORILY
 REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY
            (DEFICIT)

Current liabilities:
 Borrowings......................  $    375    $ --       $   --      $    375
 Accounts payable................       990       29          --         1,019
 Advances from related party.....       --       190          --           190
 Accrued expenses................     1,646       87          --         1,733
 Income taxes payable............         3       40          --            43
 Capital lease obligations ......       156       19          --           175
                                   --------    -----      -------     --------
   Total current liabilities.....     3,170      365          --         3,535
Capital lease obligations, long-
 term............................       348       54          --           402
                                   --------    -----      -------     --------
                                      3,518      419          --         3,937
                                   --------    -----      -------     --------

Mandatorily redeemable
 convertible preferred stock:
 Series B mandatorily redeemable
  convertible preferred stock;
  $0.001 par value; 2,560,000
  shares authorized, issued and
  outstanding ...................     3,469      --           --         3,469
 Series C mandatorily redeemable
  convertible preferred stock;
  $0.001 par value; 8,059,511
  shares authorized; 8,055,511
  shares issued and
  outstanding....................    10,918      --           --        10,918
                                   --------    -----      -------     --------
                                     14,387      --           --        14,387
Stockholders' equity (deficit):
 Series A convertible preferred
  stock; $0.001 par value;
  1,000,000 shares authorized;
  800,000 shares issued and
  outstanding....................         1      --           --             1
 Common stock; $0.001 par value;
  25,000,000 shares authorized;
  4,717,053 shares issued and
  outstanding ..................          5      --             1 (2)        6
Additional paid-in capital.......     2,299      --        12,149 (2)   14,448
Deferred stock-based
 compensation....................    (2,213)     --        (4,968)(3)   (7,181)
Accumulated comprehensive loss...       (93)     --           --           (93)
Retained earnings (accumulated
 deficit)........................   (11,243)      54          (54)(8)  (11,243)
                                   --------    -----      -------     --------
   Total stockholders' equity
    (deficit)....................   (11,244)      54        7,128       (4,062)
                                   --------    -----      -------     --------
                                   $  6,661    $ 473      $ 7,128     $ 14,262
                                   ========    =====      =======     ========

      See accompanying notes to Pro Forma Combined Financial Information.

                              INVENTA CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
               (in thousands, except share and per share amounts)

                                                      Pro Forma
                                Inventa   XTEND-Tech Adjustments   Pro Forma
                               ---------  ---------- -----------   ---------
Revenues.....................  $   7,924    $1,010     $  (112)(6) $   8,822
                               ---------    ------     -------     ---------
Operating expenses:
  Project personnel..........      5,260       671        (112)(6)     5,819
  Sales and marketing........      2,560       110         --          2,670
  General and
   administrative............      5,727       130         --          5,857
  Depreciation...............        366         4         --            370
  Amortization of
   intangibles...............        --        --        2,609 (5)     2,609
  Amortization of deferred
   stock-based compensation..        836       --          860 (4)     1,696
                               ---------    ------     -------     ---------
    Total operating
     expenses................     14,749       915       3,357        19,021
                               ---------    ------     -------     ---------
Income (loss) from
 operations..................     (6,825)       95      (3,469)      (10,199)
Interest and other income....         85       --          --             85
Interest expense.............        (71)       (2)        --            (73)
                               ---------    ------     -------     ---------
Income (loss) before income
 taxes.......................     (6,811)       93      (3,469)      (10,187)
Income tax expense...........        (15)      (40)        --            (55)
                               ---------    ------     -------     ---------
Net income (loss)............     (6,826)       53      (3,469)      (10,242)
                               ---------    ------     -------     ---------
Accretion of mandatorily
 redeemable convertible
 preferred stock to
 redemption value............     (1,117)      --          --         (1,117)
                               ---------    ------     -------     ---------
Net income (loss)
 attributable to common
 stockholders................  $  (7,943)   $   53     $(3,469)    $ (11,359)
                               ---------    ------     -------     ---------
Other comprehensive losses:
  Foreign currency
   translation adjustment....        --        --          --            --
                               ---------    ------     -------     ---------
Comprehensive income (loss)..  $  (7,943)   $   53     $(3,469)    $ (11,359)
                               =========    ======     =======     =========
Net loss per share:
  Basic and diluted..........  $   (1.69)                          $   (2.07)(7)
                               =========                           =========
  Weighted average shares....  4,692,638               798,052     5,490,690 (7)
                               =========               =======     =========


      See accompanying notes to Pro Forma Combined Financial Information.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                                  (Continued)

(1) Reflects the preliminary allocation of the purchase price to the intangible assets and goodwill acquired in the XTEND-Tech acquisition. The preliminary allocation has resulted in intangible assets, including assembled workforce and covenants not to compete, estimated at approximately $4,410,000 and estimated goodwill of approximately $2,718,000, which is being amortized over periods of one and one half to four years.

   The total estimated purchase price for the XTEND-Tech acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to intangible assets and goodwill. This allocation is subject to change pending a final analysis of the value of the assets acquired and, liabilities assumed, upon closure of the acquisition. The impact of such changes could be material.

(2) Reflects the issuance of 1,350,000 shares of Inventa Common Stock with a fair value of $12,150,000 in connection with the XTEND-Tech acquisition.

(3) Reflects the unearned compensation recorded for restricted stock issued in connection with the purchase of XTEND-Tech. Of the 1,350,000 shares issued, 798,052 with a fair value of $7,182,000 were immediately vested and as such represent the purchase price. The remaining 551,948 shares which were issued to XTEND-Tech employee stockholders are subject to the Company's right to repurchase the shares upon the termination of employment with Inventa. The fair value of these restricted shares in the amount of $4,968,000 has been recorded as unearned deferred compensation and will be amortized over the vesting period.

(4) Reflects the amortization of the unearned deferred stock-based compensation referred to in Note 3 above.

(5) Reflects the amortization of the intangible assets and goodwill referred to in Note 1 above.

(6) Represents elimination of intercompany transactions with XTEND-Tech.

(7) Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per share (pro forma) is computed using the weighted-average number of shares of common stock outstanding after the issuance of Inventa common stock in connection with the XTEND-Tech acquisition, excluding the 551,948 shares subject to repurchase.

(8) Reflects elimination of XTEND-Tech stockholders' equity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
XTEND-Tech, Inc.

   In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of XTEND-Tech, Inc. (the "Company") at September 30, 1999, and the results of its operations for the period from inception (January 29, 1999) to September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
January 7, 2000

                                XTEND-TECH, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1999

                                ASSETS
                                ------
 Current assets:
  Cash and cash equivalents........................................... $ 16,807
  Accounts receivable, net............................................  375,996
                                                                       --------
   Total current assets...............................................  392,803
 Property and equipment, net..........................................   80,272
                                                                       --------
                                                                       $473,075
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
 Current liabilities:
  Accounts payable.................................................... $ 29,238
  Advances from related party.........................................  190,396
  Accrued taxes.......................................................   39,700
  Accrued bonuses.....................................................   75,000
  Other accrued liabilities...........................................   12,486
  Capital lease obligations ..........................................   18,560
                                                                       --------
   Total current liabilities..........................................  365,380
 Capital lease obligations, long-term.................................   54,134
                                                                       --------
                                                                        419,514
                                                                       --------
 Stockholders' equity:
  Common stock; no par value; 100,000 shares authorized, issued and
   outstanding........................................................      --
  Retained earnings...................................................   53,561
                                                                       --------
   Total stockholders' equity.........................................   53,561
                                                                       --------
                                                                       $473,075
                                                                       ========



   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (JANUARY 29, 1999) TO SEPTEMBER 30, 1999

Revenues:
  Revenues from third parties...................................... $  520,836
  Revenues from related parties....................................    489,639
                                                                    ----------
                                                                     1,010,475
                                                                    ----------

Operating expenses:
  Compensation, including employees' benefits costs and related
   taxes...........................................................    754,278
  General and administrative ......................................    157,284
  Interest.........................................................      1,592
  Depreciation ....................................................      4,060
                                                                    ----------
                                                                       917,214
                                                                    ----------
Income from operations.............................................     93,261
Income tax expense ................................................    (39,700)
                                                                    ----------
Net income......................................................... $   53,561
                                                                    ==========




   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (JANUARY 29, 1999) TO SEPTEMBER 30, 1999

Cash flows from operating activities:
  Net income........................................................ $  53,561
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ...................................................     4,060
    Changes in operating assets and liabilities:
      Accounts receivable...........................................  (375,996)
      Accounts payable..............................................    29,238
      Advances from related party...................................   190,396
      Accrued taxes.................................................    39,700
      Other accrued liabilities.....................................    87,486
                                                                     ---------
        Net cash provided by operating activities...................    28,445
                                                                     ---------
Cash flows from investing activities:
  Purchase of property and equipment................................   (10,092)
                                                                     ---------
        Net cash used in investing activities.......................   (10,092)
                                                                     ---------
Cash flows from financing activities:
  Repayment of capital lease obligations............................    (1,546)
                                                                     ---------
        Net cash used in financing activities.......................    (1,546)
                                                                     ---------
Net increase in cash and cash equivalents...........................    16,807
Cash and cash equivalents, beginning of period......................       --
                                                                     ---------
Cash and cash equivalents, end of period............................ $  16,807
                                                                     =========
Supplemental non-cash investing and financing activity:
  Property and equipment acquired under capital lease .............. $  74,240
                                                                     =========



   The accompanying notes are an integral part of these financial statements.

                                XTEND-TECH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   XTEND-Tech, Inc. (the "Company") was incorporated in the state of New Jersey on January 29, 1999. The Company is an information technology consulting organization providing clients with technology expertise in all phases of systems engineering and most software development methodologies for the major industries in the United States.

   The Company operations have initially been focused on the New Jersey, New York, Pennsylvania and Delaware areas, with two offices, one in West Orange and the other in Moorestown (Southern New Jersey).

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Changes in such estimates could affect reported amounts in future periods.

 Financial Instruments

   The Company's financial instruments approximate their fair value.

 Accounts Receivable

   Bad debts are provided on the allowance method based on management's evaluation of outstanding accounts receivable. No provision for bad debts was considered necessary by management at September 30, 1999.

 Property and Equipment

   Property and equipment, essentially computer hardware, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the assets. Computer hardware is depreciated over four years. Maintenance and repairs are charged to expense when incurred, and the cost of additions and improvements is capitalized.

 Revenue Recognition

   Revenues are derived from sales of the Company's consulting services to end-users. Revenue is recognized on a time and material basis when services are provided.

 Income Taxes

   The accrual basis of accounting is used for income tax reporting purposes. A provision of $39,700 was made for federal and state income taxes as of September 30, 1999. The Company, with the consent of its shareholders, has elected to be taxed as a "C" Corporation for federal and state income tax purposes.

   The Company utilizes the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted

                                XTEND-TECH, INC.

statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change in tax rates is enacted.

 Concentration of Credit Risks

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade receivables are limited based on management's evaluation of the relationship with the Company's clients. The Company's three largest customers accounted for approximately 72% of revenues for the period ended September 30, 1999. IDCS, Inc. accounted for 48%. At September 30, 1999, these three customers accounted for approximately 52% of accounts receivable. These balances were subsequently collected.

NOTE 2--RELATED PARTY TRANSACTIONS:

   Since its incorporation in January 1999, the Company's activities have been financed on a needs basis through a prepayment note, payable to Intermodal Database Communication Systems, Inc. ("IDCS"), a related party that owns 14.25% of the Company. Through this prepayment note, the Company agrees to pay IDCS the remaining prepayment principal sum that may be due to IDCS at any time upon IDCS's request. In the event the Company refuses to repay any amount due within 3 days notice of demand, these amounts would accrue interest at a prime rate plus 5.00%. The total advances from IDCS during the period ended September 30, 1999 amounted to $675,000. As of September 30, 1999, the outstanding balance on these advances amounted to $190,396.

   The Company has also entered into a capital lease agreement (see Note 6) with Selecto Flash, Inc., a related party which is represented on the Company's Board of Directors.

NOTE 3--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following as of September 30, 1999:

   Computer equipment.................................................. $10,092
   Computer equipment under capital lease..............................  74,240
                                                                        -------
                                                                         84,332
   Less: Accumulated depreciation......................................  (4,060)
                                                                        -------
   Total property and equipment, net................................... $80,272
                                                                        =======

NOTE 4--EMPLOYEE BENEFIT PLAN:

   The Company participates in a self directed 401(k) Plan (the Plan), covering all employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Plan allows eligible employees to make tax deferred contributions of up to 15% of their compensation, subject to the legal maximum amount. The Company does not match employees' contributions. Loans to participants are permitted in an amount not to exceed the lesser of one-half of the Participant's non-forfeitable interest under the Plan or $50,000.

   The Company also provides its employees with health, long-term disability and life insurance programs, for which the Company fully pays the premiums, except for the life insurance covered only up to $50,000 by the Company. Expenses incurred for health and life insurance amounted to $39,386 and $1,990 respectively.

                                XTEND-TECH, INC.

NOTE 5--STOCKHOLDERS' EQUITY:

   At September 30, 1999, the capital stock of the Company consists of 100,000 shares of common stock, with no par value, that are authorized, issued and outstanding.

NOTE 6--COMMITMENTS:

   The Company entered into two operating leases for computer equipment with Selecto Flash, Inc. and Dell Financial Services and also for phone system with Unistar leasing. The Company has leased, under a six-month operating lease, office space in New Jersey since November 1999. The aggregate future minimum lease payments, under the Company's leases are approximately as follows:

   Year Ended December 31,

   1999............................................................... $ 11,540
   2000...............................................................   38,725
   2001...............................................................   30,950
   2002...............................................................   29,875
   2003...............................................................   10,830
                                                                       --------
   Total future minimum lease payments................................ $121,920
                                                                       ========

NOTE 7--SUBSEQUENT EVENTS:

 Promissory Note

   On December 30, 1999, the Company signed a collateralized promissory note of $90,000 with Valley National Bank. The promissory note is to be paid in 36 equal installments of $2,500 and interest is calculated on the basis of actual days elapsed over a 360-day year at prime plus 1.50%. The promissory note is collateralized by all property, including all accounts receivable, goods, inventory, merchandise, machinery, equipment, fixtures, instruments and general intangibles, and all cash and non-cash proceeds therefrom. The proceeds from the promissory note are to be used to finance the purchase of office equipment for a new office location.

 Stock Purchase Agreement

   Effective January 26, 1999, the shareholders of the Company sold all outstanding shares of the Company's common stock to Inventa Corporation in exchange for shares of Inventa Corporation common stock.

                                [      ] Shares



                                 [Inventa Logo]
                                 [SOMERA LOGO]


                                  Common Stock



                               -----------------

                                   PROSPECTUS
                                        , 2000

                               -----------------


                                Lehman Brothers

                          First Union Securities, Inc.

                            Friedman Billings Ramsey

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
     Registration fee............................................... $   15,840
     NASD filing fee................................................      6,500
     Nasdaq National Market.........................................     95,000
     Blue sky qualification fees and expenses.......................     10,000
     Printing and engraving expenses................................    250,000
     Legal fees and expenses........................................    400,000
     Accounting fees and expenses...................................    400,000
     Director and officer liability insurance.......................    300,000
     Transfer agent and registrar fees..............................     25,000
     Miscellaneous expenses.........................................     57,660
                                                                     ----------
     Total ......................................................... $1,560,000
                                                                     ==========

--------

Item 14. Indemnification of Officers and Directors.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees that would require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

   These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Except as otherwise noted, we have issued and sold the following securities within the last three years and through January 27, 2000:

   On February 14, 1997, we sold an aggregate of 2,560,000 shares of our Series B Preferred Stock at a price of $1.25 per share to five investors and their affiliates.

   On May 11, 1998, and May 28, 1999, we sold an aggregate of 8,055,511 shares of our Series C Preferred Stock at a price of $1.25 per share to seven investors and their affiliates.

   On January 19, 2000, we sold an aggregate of 3,000,000 shares of our Series D Preferred Stock at a price of $7.41 per share to seven investors and their affiliates.

   On January 26, 2000, we issued 1,350,000 shares of common stock in connection with our acquisition of XTEND-Tech.

   We issued 200,000 shares of our Series A Preferred Stock, at an exercise price per share of $0.50, pursuant to the exercise of warrants issued in connection with our original issuance of our Series A Preferred Stock.

   We issued a warrant to acquire 160,000 of Series C Preferred Stock, at an exercise price of $2.50 per share, in connection with our borrowing of $4,000,000 under a term loan.

   We issued        shares of our common stock and        shares of our Series
A Preferred stock pursuant to a two-for-one stock split declared on
            , 1997.

   Since our inception, we have granted options to purchase 5,211,220 shares of our common stock to employees, directors and consultants under our 1993 Plan at exercise prices ranging from $0.05 to $6.50 per share. Of the 5,211,220 options granted, 4,136,790 remain outstanding, 259,402 shares of common stock have been purchased pursuant to exercises of stock options and options to acquire
815,028 shares have been cancelled and are available for grant under our 1993 Plan.

   The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients either received adequate information about us or had access, through their employment or other relationships with us, to adequate information about us.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1*   Form of Amended and Restated Articles of Incorporation of Registrant
          prior to completion of this offering.
  3.2*   Form of Certificate of Incorporation of Registrant to be effective upon completion of this offering.
  3.3*   Amended and Restated Bylaws of Registrant prior to completion of this offering.
  3.4*   Amended and Restated Bylaws of Registrant to be effective upon completion of this offering.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2*   Amended and Restated Registration Rights Agreement, between the
          Registrant and the parties named therein.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
          regarding legality of the securities being issued.
 10.1*   Series A Preferred Stock Purchase Agreement.
 10.2*   Series B Preferred Stock Purchase Agreement.
 10.3*   Series C Preferred Stock Purchase Agreement.
 10.4*   Series D Preferred Stock Purchase Agreement.
 10.5    Sublease Agreement, dated March 29, 1999, between Sega of America and
          Inventa Corporation.
 10.6    Lease Agreement, dated September 10, 1992, between ShoreBreeze
          Associates and Sega Corporation, and amendments thereto.
 10.7    Lease Agreement, dated September 8, 1998, between Albany Street Plaza
          Real Estate Management Company and Inventa Corporation.
 10.8    Sublease Agreement, dated September 9, 1999, between Marcam Solutions,
          Inc. and Inventa Corporation.
 10.9*   Lease Agreement, dated     , 1999, between Vantas Virginia, Inc. and
          Inventa Corporation.
 10.10   Employment Agreement between the Registrant and David A. Lavanty, dated as of December 31, 1999.
 10.11   Employment Letter Agreement between the Registrant and Anthony H.
          Monetto, dated March 17, 1999.
 10.12   Employment Letter Agreement between the Registrant and Tobias Youmis, dated October 29, 1999.
 10.13   Employment Letter Agreement between the Registrant and Robert J.
          Kudis, dated March 30, 1999.
 10.14   Employment Letter Agreement between the Registrant and Carol C.
          Halliday, dated March 12, 1999.
 10.15   Severance Agreement between the Registrant and Massimo Chiocca dated
          January 13, 1998.
 10.16   Severance Agreement between the Registrant and Ashok Santhanam dated
          January 10, 1998.
 10.17   Severance Agreement between the Registrant and Edward F. Lappert dated
          January 13, 1998.
 10.18   Severance Agreement between the Registrant and Michael Makishima dated
          January 13, 1998.
 10.19   Severance Agreement between the Registrant and Srikanthan Moorthy dated January 10, 1998.
 10.  *  1993 Stock Option Plan.
 10.  *  Form of Stock Option Agreement.
 10.  *  Stock Purchase Plan.
 10.  *  401(K) Plan.
 11.1*   Statement of computation of earnings per share.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
          (included in Exhibit 5.1).
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 24.1    Power of Attorney (see signature page).
 27.1    Financial Data Schedule.

--------
* To be filed by amendment.

   (b) Financial Statement Schedules.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood Shores, California, on the 31st day of January 2000.

                                          INVENTA TECHNOLOGIES, INC.

                                          By:
                                                  /s/ David A. Lavanty
                                             ----------------------------------
                                          David A. Lavanty President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ashok Santhanam and David A. Lavanty, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signatures                            Title                     Date
             ----------                            -----                     ----

       /s/ David A. Lavanty           President and Chief Executive    January 31, 2000
_____________________________________  Officer, and Director
          David A. Lavanty             (Principal Executive Officer)

       /s/ Michael Makishima          Vice President of Finance        January 31, 2000
_____________________________________  (Principal Financial and
          Michael Makishima            Accounting Officer)

        /s/ Ashok Santhanam           Director                         January 31, 2000
_____________________________________
           Ashok Santhanam

       /s/ Michael Bealmear           Director                         January 31, 2000
_____________________________________
          Michael Bealmear
          /s/ Todd Dagres             Director                         January 31, 2000
_____________________________________
             Todd Dagres


             Signatures                            Title                     Date
             ----------                            -----                     ----
        /s/ Robert Ducommun           Director                         January 31, 2000
_____________________________________
           Robert Ducommun

          /s/ Frank Pinto             Director                         January 31, 2000
_____________________________________
             Frank Pinto

         /s/ Jake Reynolds            Director                         January 31, 2000
_____________________________________
            Jake Reynolds
